UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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STANDARD MOTOR PRODUCTS, INC.
(Name of Registrant as Specified in its Charter)

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2019 Proxy Statement

and

Notice of Annual Meeting of Stockholders
To Be Held on May 16, 2019

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

April 16, 2019

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Standard Motor Products, Inc. to be held at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, NY 10178, on Thursday, May 16, 2019 at 2:00 p.m. (Eastern Daylight Time).

At the Annual Meeting, you will be asked to: (a) elect ten directors; (b) ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our 2019 fiscal year; and (c) consider and vote upon a non-binding, advisory resolution approving the compensation of our named executive officers.

The formal Notice of Annual Meeting of Stockholders, the Proxy Statement and the Proxy Card are enclosed. We have also enclosed a copy of our Annual Report to Stockholders, which includes our Form 10-K for our 2018 fiscal year.

YOUR VOTE IS IMPORTANT! The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs and invites you to attend the Annual Meeting in person. It is important, however, that your shares be represented at the Annual Meeting, and for that reason, we ask that whether or not you expect to attend the Annual Meeting, you take a moment to complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope, or to transmit your voting instructions via the Internet or by telephone. Unless you provide specific instructions as to how to vote, brokers may not vote your shares in connection with the election of directors or the advisory vote on the compensation of our named executive officers.

On behalf of the Board of Directors, I would like to thank you for your continued support of the Company. I look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Lawrence I. Sills

Lawrence I. Sills
Executive Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 16, 2019—this Proxy Statement and the Annual Report are available at www.smpcorp.com under “Investor Relations—Financial Reporting—Proxy Statements” and “—Annual Reports.”

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

Notice of Annual Meeting of Stockholders
To Be Held on May 16, 2019

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of STANDARD MOTOR PRODUCTS, INC. (the “Company”) will be held at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, NY 10178, on Thursday, May 16, 2019 at 2:00 p.m. (Eastern Daylight Time). The Annual Meeting will be held for the following purposes:

1.	To elect ten directors of the Company, all of whom shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	To consider and vote upon a non-binding, advisory resolution approving the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on April 5, 2019 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Whether or not you plan to attend the Annual Meeting, please vote your shares by using the Internet or telephone to transmit your voting instructions, or by completing, signing and dating the enclosed proxy, which is solicited by the Board of Directors of the Company, and return the proxy in the pre-addressed envelope, to which no postage need be affixed if mailed within the United States.

By Order of the Board of Directors

/s/ Carmine J. Broccole

Carmine J. Broccole
Senior Vice President General Counsel
and Secretary

Long Island City, New York
April 16, 2019

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

i

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STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

Proxy Statement for Annual Meeting of Stockholders
To Be Held on May 16, 2019

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Stockholders to be held on May 16, 2019 or at any adjournment thereof. This Proxy Statement is being distributed to shareholders on or about April 16, 2019, along with a proxy and our 2018 Annual Report.

Frequently Asked Questions About the Annual Meeting

Where and when is the Annual Meeting?

Our Annual Meeting will be held at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, NY 10178, on Thursday, May 16, 2019 at 2:00 p.m. (Eastern Daylight Time).

Who can vote at the Annual Meeting?

You are entitled to vote your shares of Common Stock at our Annual Meeting if you were a stockholder at the close of business on April 5, 2019, the record date for our Annual Meeting.

The total number of shares of Common Stock outstanding and entitled to vote on April 5, 2019 was 23,074,254. Holders of Common Stock have the right to one vote for each share registered in their names as of the close of business on the record date.

What is the quorum requirement for the Annual Meeting?

In order to conduct business at our Annual Meeting, our By-laws require the presence in person or by proxy of stockholders holding a majority of the outstanding shares of Common Stock entitled to vote. If a quorum is not present, a vote cannot occur, and our Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Proxies voted as “withheld,” abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present.
How do I know whether I am a registered shareholder or a beneficial shareholder?

You are a registered shareholder if your shares of Common Stock are registered directly in your name with our transfer agent, Computershare Investor Services.

You are a beneficial shareholder if your shares are held in an account at a bank, broker or other holder of record (also referred to as holding shares “in street name”).

What is the effect of not casting my vote?

If you are a registered shareholder and you do not vote your shares, your shares will not be taken into consideration in determining the outcome of the matters that are acted upon.

If you are a beneficial shareholder and you do not instruct your bank or broker how to vote your shares, under the rules of the New York Stock Exchange, your bank or broker will only be able to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm (Proposal No. 2). Your bank or broker will not be able to vote your shares on the election of directors (Proposal No. 1), or the advisory resolution to approve the compensation of our named executive officers (Proposal No. 3), resulting in “broker non-votes” on those items.

How do I vote my shares?

Registered shareholders may vote in one of four ways:

Vote by Mail: Complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

Vote in Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot at the meeting.

Vote by Internet: Go to the website listed on your proxy card to vote by Internet. You will need to follow the instructions on your proxy card and the website.

Vote by Telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions on your proxy card and the voice prompts.

If you vote by Internet or by telephone, your electronic vote authorizes the named proxies to vote on your behalf in the same manner as if you completed, signed, dated and returned your proxy card. If you vote by Internet or by telephone, you do not need to return your proxy card.

If you are a beneficial shareholder, you will receive instructions from your bank, broker or other holder of record that you must follow in order to have your shares voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting.

Can I change my vote after I have voted?

Proxies are revocable at any time before they are exercised at our Annual Meeting. If you are a registered shareholder and you originally voted by mail, Internet or telephone, you may revoke your proxy by:

•	completing and returning a timely and later-dated proxy card, or using the Internet or telephone to timely transmit your later voting instructions;

•	appearing at our Annual Meeting and voting in person; or

•	contacting Carmine J. Broccole, Secretary of the Company, at the following address to notify him that your proxy is revoked:

Standard Motor Products, Inc.
37-18 Northern Blvd.
Long Island City, NY 11101
Email: financial@smpcorp.com
Fax: 718-784-3284

If you are a beneficial shareholder, you must follow the directions provided by your bank, broker or other holder of record to change or revoke any prior voting instructions.

What are my voting options and how does management recommend that I vote?

Proposal	Voting Options	Board of Director’s Recommendation

1. Election of Directors	For All, Withhold All or For All Except Any Individual Nominee	For All

2. Ratification of the appointment of KPMG LLP	For, Against or Abstain	For

3. Advisory Vote on the Compensation of our Named Executive Officers	For, Against or Abstain	For

In the absence of instructions, proxies will be voted in accordance with the recommendation of the Board of Directors of the Company with respect to Proposals No. 1 through 3, and in accordance with the best judgment of the individuals named as proxies with respect to any other matter properly brought before the meeting.

What vote is required to approve of each proposal?

Proposal No. 1: Nominees receiving a plurality of the votes cast will be elected as directors.

Proposals No. 2-3: The number of votes cast FOR (or in favor of the proposal) must exceed the number of votes cast AGAINST the proposal. Only those votes cast FOR or AGAINST a proposal will be counted to determine the results of the vote. Abstentions and broker non-votes will not count as votes cast.

Your vote on Proposal No. 3 is advisory, meaning it will not be binding on the Board of Directors or the Company; however, the Board will review the voting results and take it into consideration when making future decisions regarding executive compensation.
Who will pay the expenses of this proxy solicitation?

The Company will pay all expenses in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting. We will also pay banks, brokers or other holders of record their out-of-pocket and reasonable clerical expenses incurred in sending our proxy materials to beneficial owners for the purpose of obtaining their proxies.

How will the Company solicit proxies?

We will primarily solicit proxies by mail; however, certain of our directors, officers or employees may solicit by telephone, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We do not expect to engage any paid solicitors to assist us in the solicitation of proxies.

Proposal No. 1
Election of Directors

Our Board of Directors recommends that you vote “FOR ALL” of our director nominees.

At our Annual Meeting, ten directors are to be elected to hold office until our next annual meeting of stockholders and until their successors are duly elected and qualified. All nominees are currently directors of the Company.

Our Board of Directors is currently comprised of eleven members. In February 2019, Frederick D. Sturdivant elected to retire at the end of his current term of office. Following Mr. Sturdivant’s decision, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors decreased the size of the Board from eleven to ten members, effective as of the date of our 2019 Annual Meeting.

Information Regarding Nominees

The following paragraphs provide information, as of the date of this Proxy Statement, about each nominee. The information includes each director’s age, all positions they hold, their principal occupation and business experience for at least the past five years, and the names of other publicly held companies of which they currently serve as a director or for which they have served as a director at any time during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. Each nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to serve the Company and our Board. Finally, we value their significant experience on other public company boards of directors and board committees.

Each person listed below has consented to be named as a nominee and agreed to serve if elected. If any of those named are not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes unless the Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee listed below unavailable.

You can read more about the process our Nominating and Corporate Governance Committee undertook to select our director nominees on page 16 under the heading “Nominating and Corporate Governance Committee.”

Lawrence I. Sills Executive Chairman of the Board Age 79 Director Since 1986
Mr. Sills has served as our Executive Chairman of the Board since March 2016, and as a director of the Company since 1986. Mr. Sills has also served as our Chairman of the Board from December 2000 to March 2016, Chief Executive Officer from December 2000 to March 2016, our President and Chief Operating Officer from 1986 to 2000, and our Vice President of Operations from 1983 to 1986. Mr. Sills is the father of Eric P. Sills, a director of the Company and our Chief Executive Officer and President. Mr. Sills holds an MBA from Harvard Business School and a BA from Dartmouth College.

We believe Mr. Sills’ qualifications to serve as a director and our Executive Chairman of the Board include his wealth of experience and the business understanding that Mr. Sills has obtained from over 50 years of working in various capacities at the Company and in the automotive industry. Mr. Sills’ knowledge of all aspects of the Company’s business and its history, position him well to serve as our Executive Chairman. In addition, we believe Mr. Sills’ qualifications to sit on our Board include his and his family’s significant ownership interest in the Company, which serves to align his interests with the interests of our other stockholders, and the fact that he represents the third generation of the Sills family which established the Company in 1919.

William H. Turner Presiding Independent Director Age 79 Director Since 1990
Mr. Turner has served as our Presiding Independent Director since January 2006, and as a director of the Company since May 1990. Formerly, Mr. Turner served as a director of Ameriprise Financial, Inc., Volt Information Sciences, Inc., Franklin Electronic Publishers, Inc. and New Jersey Resources Corporation. In May 2015, Mr. Turner was elected as Chairman of the Board of Trustees of Bloomfield College, and since 1985, he has served as Chairman of the Board of Trustees of the International College, Beirut, Lebanon. From 2008 to 2010, Mr. Turner served as Acting Dean of the Business School at Montclair State University, and from 2004 to 2008, he served as the Dean of the College of Business at Stony Brook University. Mr. Turner served as the Senior Partner of Summus Ltd., a consulting firm, from 2002 to 2004. From 1997 to 2002, he served in various capacities at PNC Bank NJ, including President, Chief Executive Officer and Chairman Northeast Region. He was President and Co-Chief Executive Officer of Franklin Electronic Publishers, Inc. from 1996 to 1997. Prior to that time, he was the Vice Chairman of Chase Manhattan Bank and its predecessor, Chemical Banking Corporation. Mr. Turner completed the Advanced Management Program from Harvard Business School, and he holds an MBA from New York University and a BA from Trinity College.

We believe Mr. Turner’s qualifications to serve as a director and our Presiding Independent Director include his extensive executive leadership and financial and managerial experience. His service as Chief Executive Officer and Vice Chairman at several banking institutions make him a valuable asset to our Board, and has provided him with a wealth of knowledge in dealing with financial and accounting matters. The depth and breadth of his exposure to complex financial issues at other large corporations, as well as the deep understanding of our Company that he has acquired from serving on our Board for more than 29 years, make him a valuable advisor.

John P. Gethin Director Age 70 Director Since 2016
Mr. Gethin has served as a director of the Company since March 2016, and as our Chief Operating Officer from 2000 to March 2016, and our President from 2000 to February 2015. From 1997 to 2000, Mr. Gethin served as our Senior Vice President of Operations. From 1998 to 2003, he served as the General Manager of our Temperature Control Division. From 1995 to 1997, Mr. Gethin was our Vice President and General Manager of EIS Brake Parts Division (a former business unit of ours). Mr. Gethin holds a BBA from Texas Christian University.

We believe Mr. Gethin’s qualifications to serve as a director include his extensive knowledge of our Company, and in particular, his experience developing, directing and improving upon our organizational processes and operational efficiencies for more than 19 years. Mr. Gethin has also acquired extensive knowledge of the automotive aftermarket industry, and his ability to leverage his knowledge and experience to provide unique insight to our Board makes him well qualified to serve as a member of the Board.

Pamela Forbes Lieberman Director Age 65 Director Since 2007
Ms. Forbes Lieberman has served as a director of the Company since August 2007. Previously, Ms. Forbes Lieberman served as a director of A.M. Castle & Co. and VWR Corporation. From March 2006 to August 2006, Ms. Forbes Lieberman served as the interim Chief Operating Officer of Entertainment Resource, Inc. Prior to such time, Ms. Forbes Lieberman served as President and Chief Executive Officer and member of the Board of Directors of TruServ Corporation (now known as True Value Company) and prior to that as TruServ’s Chief Operating Officer and Chief Financial Officer. Prior to joining TruServ, Ms. Forbes Lieberman held Chief Financial Officer positions at ShopTalk Inc., The Martin-Brower Company, LLC, and Fel-Pro, Inc. and served as an automotive industry consultant. Ms. Forbes Lieberman, a Certified Public Accountant, began her career at PricewaterhouseCoopers LLP. Ms. Forbes Lieberman holds an MBA from Kellogg School of Management, Northwestern University, and a BS from the University of Illinois.

We believe Ms. Forbes Lieberman’s qualifications to serve as a director include her many years of executive experience, including serving as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer for distribution and automotive companies. She brings demonstrated management ability at senior levels to the Board and insights into the operational requirements of a large company. In addition, her knowledge of public and financial accounting matters, logistics, and business strategy provides valuable insight to our Board.

Patrick S. McClymont Director Age 49 Director Since 2017
Mr. McClymont has served as a director of the Company since February 2017. Mr. McClymont also serves as the Executive Vice President and Chief Financial Officer of IMAX Corporation, and as a director of Volunteers of America, Greater New York Chapter. Prior to joining IMAX, Mr. McClymont served as the Executive Vice President and Chief Financial Officer of Sotheby’s from October 2013 to December 2015, and as a Partner and Managing Director of Goldman, Sachs & Co., where he was a member of the Investment Banking Division from 1998 to October 2013. Mr. McClymont holds a Master of Business Administration from The Amos Tuck School, Dartmouth College, and a BS, with distinction, from Cornell University.

We believe Mr. McClymont’s qualifications to serve as a director include his expertise in financial matters and corporate strategy, as well as his business experience at public and private institutions in the areas of accounting, tax, treasury, finance, investor relations and risk management. His extensive knowledge in these areas, and his familiarity with the automotive industry, both domestically and abroad, make him a valuable advisor to our Board.

Joseph W. McDonnell Director Age 67 Director Since 2012
Mr. McDonnell has served as a director of the Company since October 2012. Mr. McDonnell is also a Professor of Public Policy and Management at the University of Southern Maine’s Edmund S. Muskie School of Public Service and a Faculty Fellow and member of the board of the University of Southern Maine’s Confucius Institute. Mr. McDonnell previously served at the University of Southern Maine as Provost and Vice President of Academic Affairs from August 2014 to August 2015, and as Dean of the College of Management and Human Service from July 2011 to August 2015. Prior to his work at the University of Southern Maine, he served as Interim Dean of the College of Business at Stony Brook University and as the President and Chief Executive Officer of the New York International Commerce Group, Inc., which provides services for companies doing business in China. Mr. McDonnell holds an Executive Program Certificate from Harvard Business School, a PhD in Communications from the University of Southern California, and an MA and BA from Stony Brook University.

We believe Mr. McDonnell’s qualifications to serve as a director include his significant experience in academics focusing on business administration and the development of management-level personnel, as well as the various leadership positions he held at foreign and domestic companies prior to becoming an academic administrator. His expertise in doing business in China and in consulting management on various strategic initiatives provides valuable insight to our Board.

Alisa C. Norris Director Age 49 Director Since 2012
Ms. Norris has served as a director of the Company since October 2012. Ms. Norris also serves as the Chief Marketing and Communications Officer at JDRF International. Prior to joining JDRF International, Ms. Norris served as the Chief Marketing Officer of R.R. Donnelley & Sons Company from April 2013 to January 2015, where she was responsible for all aspects of marketing and communications. Prior to joining R.R. Donnelley, Ms. Norris served as the Chief People Officer of Opera Solutions, LLC, a leading predictive analytics company, where she was responsible for staff operations and human capital management. Prior to Opera Solutions, Ms. Norris served as a Senior Vice President and was a founding member of Zeborg, Inc., and as a strategy consultant for A.T. Kearney and Mitchell Madison Group. Ms. Norris holds an MBA from Harvard Business School and a BA from Trinity College, where she was Phi Beta Kappa.

We believe Ms. Norris’ qualifications to serve as a director include her significant experience in defining and implementing corporate governance structures and growth strategies, and in developing and managing operational resources in the areas of marketing and communications. Her experience of more than 22 years of providing consulting services to financial services, information technology and media, and office technology firms makes her a valuable advisor to our Board.

Eric P. Sills Director, Chief Executive Officer & President Age 50 Director Since 2016
Mr. Sills has served as a director of the Company and our Chief Executive Officer since March 2016, and as our President since February 2015. Prior to serving as our President, Mr. Sills served as our Vice President Global Operations from January 2013 to February 2015, and our Vice President Engine Management Division from 2006 to January 2013. From 1991 to 2006, Mr. Sills served in various capacities in our Company, including as General Manager, LIC Operations, Director of Product Management, and Plant Manager, Oxygen Sensor Business Unit. He is the son of Lawrence I. Sills. Mr. Sills has completed an Advanced Management Program at Harvard Business School, and holds an MBA from Columbia University and a BA from Bowdoin College.

We believe Mr. Sills’ qualifications to serve as a director include his extensive knowledge of our business and its operations, and the experience that he has acquired throughout his career, having served in a variety of senior management positions across our organization and as an executive officer. In addition, we believe Mr. Sills’ qualifications to serve as a director include his and his family’s significant ownership interest in the Company, which serves to align his interests with the interests of our other stockholders, and the fact that he represents the fourth generation of the Sills family which established the Company in 1919.

Richard S. Ward Director Age 78 Director Since 2004
Mr. Ward has served as a director of the Company since July 2004. Mr. Ward also serves as a member of the University of Virginia School of Law Business Advisory Council, the American Law Institute, the Association of General Counsel, and the Board of Trustees (Executive Committee) of the International College, Beirut, Lebanon. Mr. Ward is a private investor and legal consultant. In 2000, Mr. Ward served as Chairman of the Large, Complex Case Committee of the American Arbitration Association. From 1969 to 1998, he served in various legal and managerial capacities at ITT Corporation, including Executive Vice President, General Counsel and Corporate Secretary, and as a member of the ITT Management Committee. Previously, he served on the Boards of the American Arbitration Association, STC plc, a British telecommunications company, ITT Sheraton Corporation, First State Insurance Company, Boeing Industrial Technology Group Corporation, and Caesars World, Inc. Mr. Ward completed the Finance for Senior Executives program at Harvard Business School and holds an LLB from University of Virginia School of Law, and a BSME from Yale University. Mr. Ward is a member of the Bars of New York and Virginia, and is admitted to practice before the U.S. Court of International Trade and the U.S. Court of Appeals for the Federal Circuit.

We believe Mr. Ward’s qualifications to serve as a director include his experience as an executive officer of an international engineering and manufacturing company, and his legal and corporate governance expertise. His knowledge of the complex legal and governance issues facing multi-national companies and his understanding of what makes businesses work effectively and efficiently provide valuable insight to our Board.

Roger M. Widmann Director Age 79 Director Since 2005
Mr. Widmann has served as a director of the Company since May 2005. Mr. Widmann also serves as Chairman of Cedar Realty Trust, Inc., a real estate investment trust. He is a senior moderator of the Executive Seminar at The Aspen Institute and the Liberty Fellowship (South Carolina), and a senior mentor of the Henry Crown Fellowship Program. Previously, Mr. Widmann served as Chairman of Keystone National Group, as Vice Chair of Oxfam America, as Chairman of the Board of Lydall, Inc., a manufacturing company, as a principal of Tanner & Co., Inc., an investment banking firm, and as the Senior Managing Director of Chemical Securities Inc. (now JPMorgan Chase Corporation). Mr. Widmann holds a JD from the Columbia Law School and an AB from Brown University.

We believe Mr. Widmann’s qualifications to serve as a director include his approximately 30 years’ experience in leading a manufacturing corporation as a director and Chairman and his experience as a principal of an investment banking firm. His demonstrated leadership capability and his extensive knowledge of complex financial and operational issues provide our Board with greater insight into the concerns of stockholders, investors, analysts and those in the financial community. The depth and breadth of his experience at such companies makes him a valuable advisor to our Board.

Emeritus Directors of the Board of Directors

Arthur S. Sills and Peter J. Sills currently serve as emeritus members of the Board of Directors. Emeritus directors are invited to attend Board of Director meetings but do not have any voting rights. Emeritus directors may receive, at the discretion of the Board of Directors, compensation for their advisory services, reimbursement for meeting travel expenses, and coverage under our medical, dental and vision insurance plans.

Proposal No. 2
Ratification of the Appointment of KPMG LLP

Our Board of Directors recommends you vote “FOR” the ratification of KPMG as the Company’s independent registered public accounting firm.

The Audit Committee of our Board of Directors plans to appoint KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the 2019 fiscal year. Although the Company is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so and is asking stockholders to ratify the appointment of KPMG. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment. Representatives of KPMG are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by KPMG in the fiscal years ended December 31, 2018 and 2017.

	2018	2017
Audit fees	$1,635,000	$1,513,000
Audit-related fees(1)	24,500	34,700
Tax fees(2)	319,300	292,100
All other fees	─	─
Total	$1,978,800	$1,839,800

(1)	Audit-related fees consist principally of audits of payments related to certain employee benefits.
(2)	Tax fees consist primarily of U.S. and international tax compliance and planning.

In accordance with its charter, the Audit Committee approves the compensation and terms of engagement of the Company’s independent auditors, including the pre-approval of all audit and non-audit service fees. All of the fees paid to the Company’s independent auditors described above were for services pre-approved by the Audit Committee.

Proposal No. 3
Advisory Vote on the Compensation
of Our Named Executive Officers

Our Board of Directors recommends you vote “FOR” the approval of the non-binding, advisory resolution approving the compensation of our named executive officers.

SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enable our stockholders to vote, on an advisory (non-binding) basis, at the Annual Meeting to approve the compensation of our named executive officers, as disclosed in this Proxy Statement (referred to as a “say-on-pay” vote). The say-on-pay vote is an advisory vote only, and it is not binding on the Company or the Board of Directors. Although the say-on-pay vote is non-binding, the Board values the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions as it deems appropriate.

As described more fully in the “Compensation Discussion and Analysis” section, beginning on page 25 of this Proxy Statement, our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long-term performance goals necessary to create stockholder value, while striving to avoid the use of highly leveraged incentives that may encourage overly risky short-term behavior on the part of executives. We believe that our executive compensation program is reasonable and competitive and focused on pay for performance principles.

Our Compensation and Management Development Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the Company’s named executive officers. We utilize a combination of base pay, annual incentives and long-term incentives. While we have generally targeted base pay to be in the median to 75% range, and each other component of executive compensation to be at or near the median range of similar-type compensation for our peer group, actual compensation of our named executive officers varies depending upon the achievement of pre-established performance goals. The annual incentive award is based on the achievement of both company-level financial objectives as well as management performance goals (our MBO or management by objective bonus), and it is limited to an annual award of 200% of the target opportunity. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the Company’s long-term interests. Our executive compensation policies have enabled us to attract and retain talented and experienced executives and have benefited the Company over time. We believe that the fiscal year 2018 compensation of each of our named executive officers was reasonable and appropriate and aligned with the Company’s fiscal year 2018 results and achievement of the objectives of our executive compensation program.

The Company also has several governance policies in place to align executive compensation with stockholder interests and mitigate risks in its plans. These programs include stock ownership guidelines, limited perquisites, use of tally sheets, and a claw back policy.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote in favor of the following non-binding resolution:

“RESOLVED, that the stockholders hereby APPROVE, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and the other compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for 2018 and other related tables and accompanying narrative).”

Security Ownership of Certain Beneficial Owners
and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 5, 2019 by:

•	each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock;

•	each director and nominee for director of the Company;

•	our principal executive officer, principal financial officer, and each of our three other most highly compensated executive officers named in the Summary Compensation Table below; and

•	all directors and executive officers as a group.

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percentage of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,000,644	(2)	13%
Royce & Associates, LP 745 Fifth Avenue New York, NY 10151	2,194,525	(3)	9.5%
FMR LLC 245 Summer Street Boston, MA 02210	1,607,767	(4)	7%
Dimensional Fund Advisors LP Palisades West, Bldg. One 6300 Bee Cave Road Austin, TX 78746	1,601,573	(5)	6.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,166,186	(6)	5.1%
Lawrence I. Sills	681,877	(7)	3%
Eric P. Sills	174,050		*
William H. Turner	75,842		*
Richard S. Ward	75,842		*
Roger M. Widmann	64,999		*
James J. Burke	62,702		*
Carmine J. Broccole	59,475		*
Pamela Forbes Lieberman	57,471		*
Dale Burks	56,184		*
John P. Gethin	20,987		*
Frederick D. Sturdivant	19,118		*
Joseph W. McDonnell	17,012		*
Alisa C. Norris	17,012		*
Patrick S. McClymont	8,433		*
Directors and Officers as a group (18 persons)	1,528,514		6.6%

*	Represents beneficial ownership of less than one percent of the outstanding shares of Common Stock.

(1)
Applicable percentage of ownership is calculated by dividing (a) the total number of shares beneficially owned by the stockholder by (b) 23,074,254 which is the number shares of Common Stock outstanding as of April 5, 2019. Beneficial ownership is calculated based on the requirements of the Securities and Exchange Commission. Except as indicated in the footnotes to this table, the stockholder named in the table has sole voting power and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the address of each individual listed in the table is c/o Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York 11101.

(2)
The information for BlackRock, Inc. and certain of its affiliates (“BlackRock”) is based solely on an amendment to its Schedule 13G filed with the SEC on January 31, 2019, wherein BlackRock states that it beneficially owns an aggregate of 3,000,644 shares of our Common Stock; BlackRock states that it has sole voting power for 2,948,322 shares and sole investment power for 3,000,644 shares.

(3)	The information for Royce & Associates, LP and certain of its affiliates (“Royce”) is based solely on an amendment to its Schedule 13G filed with the SEC on January 16, 2019.

(4)
The information for FMR LLC and certain of its affiliates (“FMR”) is based solely on an amendment to its Schedule 13G filed with the SEC on February 13, 2019, wherein FMR states that it beneficially owns an aggregate of 1,607,767 shares of our Common Stock; FMR states that it has sole voting power for 234 shares and sole investment power for 1,607,767 shares.

(5)
The information for Dimensional Fund Advisors LP and certain of its affiliates (“Dimensional”) is based solely on an amendment to its Schedule 13G filed with the SEC on February 8, 2019, wherein Dimensional states that it beneficially owns an aggregate of 1,601,573 shares of our Common Stock; Dimensional states that it has sole voting power for 1,538,409 shares and sole investment power for 1,601,573 shares.

(6)
The information for The Vanguard Group and certain of its affiliates (“Vanguard”) is based solely on its Schedule 13G filed with the SEC on February 12, 2019, wherein Vanguard states that it beneficially owns an aggregate of 1,166,186 shares of our Common Stock; Vanguard states that it has sole voting power for 20,146 shares and sole investment power for 1,143,650 shares.

(7)
Includes 2,812 shares of Common Stock owned by Mr. Sills’ wife. For shares of stock held by his wife, Lawrence I. Sills disclaims beneficial ownership of the shares so deemed “beneficially owned” by him within the meaning of Rule 13d-3 of the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s Common Stock, to file initial reports of ownership and reports of changes in ownership of the Common Stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors, and greater than ten percent stockholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations from our directors and executive officers that no other reports were required during the fiscal year ended December 31, 2018, the Company believes that all Section 16(a) reports required to have been filed by the Company’s directors and executive officers during 2018 were timely filed.

Corporate Governance

The Company’s Board of Directors has adopted policies and procedures that the Board believes are in the best interests of the Company and its stockholders as well as compliant with the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission, and the listing standards of the New York Stock Exchange. In particular:

•	The Board has adopted Corporate Governance Guidelines;

•	The Board has appointed a Presiding Independent Director, who is independent under the New York Stock Exchange standards and applicable Securities and Exchange Commission rules;

•
A majority of the Board and all members of the Audit Committee, Compensation and Management Development Committee, and Nominating and Corporate Governance Committee are independent under the New York Stock Exchange standards and applicable Securities and Exchange Commission rules;

•	The Board has adopted charters for each of the Committees of the Board and the Presiding Independent Director;

•
The Company’s Corporate Governance Guidelines provide that the independent directors meet periodically in executive session without management and that the Presiding Independent Director chairs the executive sessions;

•	Interested parties are able to make their concerns known to non-management directors or the Audit Committee by e-mail or by mail (see “Communications to the Board” section below);

•
The Company has a Corporate Code of Ethics that applies to all Company employees, officers and directors, and a Whistleblower Policy with a dedicated website and toll-free helpline that is operated by an independent third party and is available to any employee, supplier, customer, stockholder or other interested third party; and

•	The Company has established Stock Ownership Guidelines that apply to its independent directors and executive officers.

Certain information relating to corporate governance matters can be viewed at www.smpcorp.com under “Investor Relations─Governance Documents.” Copies of the Company’s (1) Corporate Governance Guidelines, (2) charters for the Audit Committee, Compensation and Management Development Committee, Nominating and Corporate Governance Committee, Strategic Planning Committee, and the Presiding Independent Director, and (3) Corporate Code of Ethics and Whistleblower Policy are available on the Company’s website. Copies will also be provided to any stockholder free of charge upon written request to Carmine J. Broccole, Secretary of the Company, at 37-18 Northern Blvd., Long Island City, NY 11101 or via email at financial@smpcorp.com.

Meetings of the Board of Directors and its Committees

In 2018, the total number of meetings of the Board of Directors, including regularly scheduled and special meetings, was eight. All of our directors attended at least 75% of the total number of meetings of the Board and the Committees on which they served during 2018, except for Roger M. Widmann, who attended approximately 70% of such meetings, but missed the 75% threshold due to medical treatment. The Company requires all Board members to attend its Annual Meeting of Stockholders. All directors were present at the 2018 Annual Meeting of Stockholders held on May 17, 2018.

The Board currently has four standing committees: (1) an Audit Committee; (2) a Compensation and Management Development Committee; (3) a Nominating and Corporate Governance Committee; and (4) a Strategic Planning Committee. Each committee is comprised only of our independent directors, except that Mr. Gethin, a non-independent director, is a member of the Strategic Planning Committee. The table below describes the composition, and the current chair, of each committee.

Name	Audit Committee	Compensation and Management Development Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Lawrence I. Sills	─	─	─	─

William H. Turner	Chair	Member	Member	Member

John P. Gethin	─	─	─	Member

Pamela Forbes Lieberman	Member	Member	Member	Co-Chair

Patrick S. McClymont	Member	Member	Member	Member

Joseph W. McDonnell	Member	Member	Member	Member

Alisa C. Norris	Member	Member	Member	Member

Eric P. Sills	─	─	─	─

Frederick D. Sturdivant*	Member	Member	Member	Co-Chair

Richard S. Ward	Member	Member	Chair	Member

Roger M. Widmann	Member	Chair	Member	Member

*	Frederick D. Sturdivant will retire on the date of our 2019 Annual Meeting.

Audit Committee

The Audit Committee is responsible for: (1) recommending to the Board of Directors the engagement of the independent auditors of the Company; (2) reviewing with the independent auditors the scope and results of the Company’s audits; (3) pre-approving the professional services furnished by the independent auditors to the Company; (4) reviewing the independent auditors’ management letter with comments on the Company’s internal accounting control; and (5) reviewing management policies relating to risk assessment and risk management. The Audit Committee held four meetings in 2018.

The Board of Directors has determined that each Audit Committee member is financially literate and independent. In addition, the Board has determined that at least one member of the Audit Committee meets the New York Stock Exchange standard of having accounting or related financial management expertise. The Board has also determined that William H. Turner (the Audit Committee’s Chair), Pamela Forbes Lieberman, Patrick S. McClymont and Roger M. Widmann meet the Securities and Exchange Commission’s criteria for an “audit committee financial expert.”

Compensation and Management Development Committee

The Compensation and Management Development Committee’s functions are to: (1) approve the compensation packages of the Company’s executive officers; (2) administer the Company’s equity incentive plans and other benefit plans; (3) review the Company’s overall compensation policies and practices, including compensation-related risk assessments; (4) review the performance, training and development of Company management in achieving corporate goals and objectives; and (5) oversee the Company’s management succession planning. The Compensation and Management Development Committee held three meetings in 2018.

The Compensation and Management Development Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages. The Committee may, at its discretion, solicit the input of our executive officers (including our Executive Chairman and our Chief Executive Officer) or any independent consultant or advisor in satisfying its responsibilities. The Committee may also, at its discretion, form and delegate authority to subcommittees, or it may delegate authority to one or more designated members of the Board or to our executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s functions are to assist the Board in discharging and performing the duties and responsibilities of the Board with respect to corporate governance, including:

•	the identification and recommendation to the Board of individuals qualified to become or continue as directors;

•	the continuous improvement in corporate governance policies and practices;

•	the annual self-assessment of the performance of the Board and each Committee of the Board;

•	the recommendation of members for each committee of the Board; and

•	the compensation arrangements for members of the Board.

The Nominating and Corporate Governance Committee held three meetings in 2018. The Nominating and Corporate Governance Committee has the exclusive authority and responsibility to review and recommend to the Board all aspects of director compensation. The Committee may solicit, in its discretion, the input of an independent consultant or advisor in satisfying its responsibilities.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making nominations, the Nominating and Corporate Governance Committee seeks candidates who possess: (1) the highest level of integrity and ethical character; (2) a strong personal and professional reputation; (3) sound judgment; (4) financial literacy; (5) independence; (6) significant experience and proven superior performance in professional endeavors; (7) an appreciation for Board and team performance; (8) the commitment to devote the time necessary for Board activities; (9) skills in areas that will benefit the Board; and (10) the ability to make a long-term commitment to serve on the Board.

In recommending candidates for election to the Board, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Committee reviews each candidate’s qualifications to determine whether the candidate possesses any of the specific qualities and skills that are desired in members of the Board, taking into account diversity in professional experience, skills and background, race, gender, disability, ethnicity, nationality, religion, and sexual orientation. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Committee recommends the candidate for consideration by the Board. The Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Stockholders may propose director candidates for consideration by the Nominating and Corporate Governance Committee. For stockholder candidates to be considered, written notice of such stockholder recommendation (a) must be provided to the Secretary of the Company not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year’s annual meeting, and (b) must contain the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating person’s ownership of Company stock. Both stockholder-proposed candidates and other candidates identified and evaluated by the Nominating and Corporate Governance Committee must comply with the above procedure and meet the qualifications for directors, as outlined in the charter of the Committee and the By-laws of the Company. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a stockholder must submit the candidate’s name and qualifications to Carmine J. Broccole, Secretary of the Company, at 37-18 Northern Blvd., Long Island City, NY 11101.

Strategic Planning Committee

The Strategic Planning Committee’s functions are to assist the Board in discharging and performing its oversight role regarding the Company’s long-term strategic planning and to give guidance to management in creating the Company’s long-term strategic plans. The Committee held two meetings in 2018.

In fulfilling its role, the Committee shall, among other things, (1) assist in the development, adoption, and modification of the Company’s current and future strategy; (2) review and assess external developments and other factors affecting the automotive aftermarket and their impact on the Company’s strategy; (3) review and assess the Company’s core competencies with regard to expanding their implementation in attractive markets beyond the automobile aftermarket; and (4) review and advise the Board and management on corporate development and growth initiatives, including acquisitions, joint ventures and strategic alliances.

Board Leadership Structure

The business of the Company is managed under the direction of the Board of Directors of the Company in the interest of the stockholders. The Board delegates its authority to senior management for managing the everyday affairs of the Company. The Board requires that senior management review major actions and initiatives with the Board prior to implementation.

Lawrence I. Sills serves as our Executive Chairman of the Board. As our Executive Chairman, Lawrence I. Sills provides leadership to the Board, leads discussions of strategic issues for the Company, and works with the Board to define its structure and activities in fulfillment of its responsibilities.

Eric P. Sills serves as our Chief Executive Officer and President. As our Chief Executive Officer and President, Eric P. Sills focuses on the day-to-day operations of our business and the implementation of our business strategy to achieve our annual and long-term strategic, financial, organizational and management goals.

In addition, we believe that the use of a Presiding Independent Director (currently William H. Turner) is an important aspect of our board leadership structure as it provides independent oversight of management. The Presiding Independent Director approves Board agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items, as well as the quality, quantity and timeliness of information sent to the Board. The Presiding Independent Director also serves as the principal liaison between the Executive Chairman and the independent directors and presides at all meetings of the Board at which the Executive Chairman is not present, including executive sessions of the independent directors. The Presiding Independent Director has the authority to call meetings of the independent directors and retain outside counsel and other advisors to the extent necessary in the conduct of his duties and responsibilities. The Presiding Independent Director is expected to foster a cohesive Board that cooperates with the Executive Chairman and Chief Executive Officer towards the ultimate goal of creating stockholder value. The Presiding Independent Director is nominated by the Nominating and Corporate Governance Committee and approved by the independent directors of the Board every year, but a director may serve for one or more terms as Presiding Independent Director at the discretion of the Nominating and Corporate Governance Committee. A copy of the charter of the Presiding Independent Director can be viewed at www.smpcorp.com under “Investor Relations─Governance Documents.”

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company. In addition, the Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies as well as to consider what level of risk is appropriate for the Company.

The involvement of the Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. As part of its risk oversight function, the Board reviews risk throughout the business, focusing on financial risk, legal/compliance risk and operational/strategic risk.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In addition to setting compensation, the Compensation and Management Development Committee strives to create incentives that encourage a level of risk-taking behavior that is consistent with the Company’s business strategy.

Communications to the Board

Stockholders and other interested parties may communicate with the Board or individual directors, including the Presiding Independent Director, pursuant to the procedures established by the Nominating and Corporate Governance Committee from time to time. Correspondence intended for the Board or an individual director should be sent to the attention of the Secretary of the Company at 37-18 Northern Blvd., Long Island City, NY 11101, who will forward it to the members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will have the discretion to distribute only such correspondence to the Board or individual members of the Board that the Committee determines in good faith has a valid business purpose or is otherwise appropriate for the Board or individual member thereof to receive.

Corporate Code of Ethics

Our Company was founded on the values of ethics, integrity, common decency and respect for others. These values are embodied in our Code of Ethics, which has been adopted by the Board of Directors of the Company to: (1) promote honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest; (2) promote full, fair, accurate, timely and understandable disclosure; (3) promote compliance with applicable laws and governmental rules and regulations; (4) ensure the protection of the Company’s legitimate business interests, including business opportunities, assets and confidential information; and (5) deter wrongdoing.

Through our Code of Ethics, we reinforce our commitment to our Company, our employees, our business partners and the communities within which we operate. We believe that these commitments have led to high employee satisfaction resulting in low employee turnover, and high customer satisfaction resulting in decades-long customer relationships. We also endeavor to make positive contributions to our local communities by, among other things, operating our facilities in an environmentally responsible manner, holding charitable drives and being a good neighbor. Our Corporate Code of Ethics is available at www.smpcorp.com under “Investor Relations─Governance Documents.”

Director Independence

The Board has affirmatively determined that each member of the Board and Committees of the Board, other than Lawrence I. Sills, Eric P. Sills and John P. Gethin, is independent. The Board made such determination based upon the definitions and criteria established by the New York Stock Exchange and the Securities and Exchange Commission for independent board members. In that regard, the Board considered whether any director has, or has had in the most recent three years, any material relationships with the Company, including any affiliation with our independent auditors. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation or family relationship.

Director Compensation

The following table sets forth the compensation paid by the Company to our non-employee directors in 2018.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
William H. Turner	$110,000	$92,480	$ ─	$202,480
Frederick D. Sturdivant*	90,000	92,480	11,892	194,372
Pamela Forbes Lieberman	90,000	92,480	11,859	194,339
John P. Gethin[4]	80,000	92,480	14,505	186,985
Roger M. Widmann	90,000	92,480	539	183,019
Richard S. Ward	82,000	100,480	─	182,480
Patrick S. McClymont	─	172,480	─	172,480
Joseph W. McDonnell	80,000	92,480	─	172,480
Alisa C. Norris	80,000	92,480	─	172,480

*	Frederick D. Sturdivant will retire on the date of our 2019 Annual Meeting.

(1)	Includes (a) the cash portion of the annual retainer paid to non-employee directors, and (b) the annual retainer paid to each Chair of our Board Committees and to our Presiding Independent Director.

(2)
Represents the grant date fair value of (a) the Company Common Stock awarded to our non-employee directors as part of their annual retainer, and (b) shares of restricted stock granted to each non-employee director.

The grant date fair value of stock awards is computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

The number of shares of Common Stock covered by outstanding (unvested) stock awards held by each non-employee director at December 31, 2018 are set forth below:

Name	Outstanding (Unvested) Restricted Stock Awards
William H. Turner	1,000
Pamela Forbes Lieberman	1,000
Patrick McClymont	1,000
Joseph W. McDonnell	1,000
Alisa C. Norris	1,000
Frederick D. Sturdivant	1,000
Richard S. Ward	1,000
Roger M. Widmann	1,000
John P. Gethin	1,129

No directors held option awards outstanding at December 31, 2018.

(3)	Represents the applicable COBRA premiums for medical, dental and vision insurance plan coverage provided to any director less contributions paid by such director.

(4)
The amounts shown in this table do not reflect compensation earned by Mr. Gethin as a consultant of the Company in 2018. Mr. Gethin’s compensation as a consultant is described on page 49 under the heading “Certain Relationships and Related Person Transactions.”

For 2018, each non-employee director received an annual cash retainer of $80,000. Any portion of the cash retainer awarded to our independent directors may be taken in Company Common Stock at the discretion of the director. In 2018, Mr. Ward and Mr. McClymont elected to receive $8,000 and $80,000, respectively, of their cash retainers in Company Common Stock. These amounts are included in the “Stock Awards” column in the Director Compensation table above.

In addition, in 2018, each non-employee director received an award of Common Stock valued at $55,000, based on the fair market value of the Company’s Common Stock as of the date of issuance, and a restricted stock award under the 2016 Omnibus Incentive Plan covering 1,000 shares of Common Stock with a grant date fair market value of $37.48 per share, for a total of $37,480. These amounts are included in the “Stock Awards” column in the Director Compensation table above. The restricted stock awards granted to our independent directors vest one year after the grant date, so long as the director remains continuously in office. In the event of a merger of the Company or sale of all or substantially all of the Company’s assets, vesting of all of the shares of restricted stock will accelerate, and such shares will become fully vested. Independent directors were also eligible to receive other types of awards under our 2016 Omnibus Incentive Plan, but such awards were discretionary.

In 2018, William H. Turner received additional annual retainers of $20,000 and $10,000 for his services as our Presiding Independent Director and Chair of the Audit Committee, respectively. Pamela Forbes Lieberman and Frederick D. Sturdivant (Co-Chair of the Strategic Planning Committee), Richard S. Ward (Chair of the Nominating and Corporate Governance Committee), and Roger M. Widmann (Chair of the Compensation and Management Development Committee) each received an additional annual retainer of $10,000 for their services as Chair or Co-Chair of their respective Committee. In addition, John P. Gethin, Pamela Forbes Lieberman, Frederick D. Sturdivant and Roger M. Widmann were covered under the Company’s medical, dental or vision plans.

Lawrence I. Sills, serving as our Executive Chairman, and Eric P. Sills, serving as our Chief Executive Officer and President during fiscal year 2018, received no payment for the fulfillment of their directorial responsibilities (see the Summary Compensation Table for disclosure regarding Lawrence Sills’ and Eric Sills’ executive officer compensation).

In 2018, the Nominating and Corporate Governance Committee engaged the consulting firm, Chernoff Diamond & Co., LLC, to conduct a study of director compensation utilizing comparable peer groups to benchmark the Company’s non-employee director compensation program. Prior to the engagement, the Committee considered factors that could affect the independence of Chernoff Diamond & Co., LLC, including any business or personal relationships between the consultant and the members of the Committee, and the fact that the consultant provides no services to the Company other than that which it provides under its engagement with the Committee. Based on this review, the Committee determined that the engagement would not create any conflicts of interest.

Policy on Poison Pills

The Company does not have a poison pill and is not presently considering the adoption of such a device. If the Company were ever to adopt a stockholder rights agreement, the Company would seek prior stockholder approval, unless due to time constraints or other reasons, the Board, in the exercise of its fiduciary responsibilities, determines that it would be in the best interests of stockholders to adopt a stockholder rights agreement before obtaining stockholder approval. If the Board were ever to adopt a stockholder rights agreement without prior stockholder approval, the Board would submit such agreement to stockholders for ratification within one year.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation and Management Development Committee during 2018 were independent directors, and none of them were employees or former employees of the Company. During 2018, no executive officer of the Company served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on the Company’s Compensation and Management Development Committee or Board of Directors.

Management Information

All of our officers are appointed by our Board of Directors. The following table sets forth information about our officers as of the date of this Proxy Statement:

Lawrence I. Sills Executive Chairman of the Board Age 79
Mr. Sills has served as our Executive Chairman of the Board since March 2016, and as a director of the Company since 1986. Mr. Sills has also served as our Chair of the Board from 2000 to March 2016, Chief Executive Officer from 2000 to March 2016, our President and Chief Operating Officer from 1986 to 2000, and our Vice President of Operations from 1983 to 1986. Mr. Sills is the father of Eric P. Sills, a director of the Company and our Chief Executive Officer and President. Mr. Sills holds an MBA from Harvard Business School and a BA from Dartmouth College.

Eric P. Sills Director, Chief Executive Officer, President & Member of the Office of Chief Executive Age 50
Mr. Sills has served as our Chief Executive Officer and as a director of the Company since March 2016, and as our President since February 2015. Prior to serving as our President, Mr. Sills served as our Vice President Global Operations from 2013 to February 2015, and our Vice President Engine Management Division from 2006 to 2013. From 1991 to 2006, Mr. Sills served in various capacities in our Company, including as General Manager, LIC Operations, Director of Product Management, and Plant Manager, Oxygen Sensor Business Unit. He is the son of Lawrence I. Sills. Mr. Sills has completed an Advanced Management program at Harvard Business School, and holds an MBA from Columbia University and a BA from Bowdoin College.

James J. Burke Chief Operating Officer, Chief Financial Officer & Member of the Office of Chief Executive Age 63
Mr. Burke has served as our Chief Operating Officer since January 2019 and our Chief Financial Officer since 1999. Prior to his appointment as our Chief Operating Officer, Mr. Burke served as our Executive Vice President Finance from March 2016 to January 2019, our Vice President Finance from 1999 to March 2016, our Director of Finance and Chief Accounting Officer from 1998 to 1999, and our Corporate Controller from 1993 to 1997. Mr. Burke has completed an Executive Education program at Ross School of Business, University of Michigan, and holds an MBA from University of New Haven, and a BBA from Pace University.

Dale Burks Executive Vice President and Chief Commercial Officer & Member of the Office of Chief Executive Age 59
Mr. Burks has served as our Executive Vice President and Chief Commercial Officer since March 2016. Prior to his current appointment, Mr. Burks served as our Vice President Global Sales and Marketing from 2013 to March 2016, our Vice President Corporate Sales and Marketing from 2011 to 2013, our Vice President Temperature Control Division from 2006 to 2011, our General Manager – Temperature Control Division from 2003 to 2006, and in various capacities throughout our Company from 1984 to 2003, including as our Director – Sales & Marketing, Regional Manager and Territory Manager. Mr. Burks has completed Executive Education programs at Ross School of Business, University of Michigan, and Kellogg School of Management, Northwestern University, and holds a BS from Oregon State University.

Carmine J. Broccole Senior Vice President General Counsel & Secretary Age 53
Mr. Broccole has served as our Senior Vice President General Counsel since March 2016 and as our Secretary since 2006. Mr. Broccole has also served as our Vice President General Counsel from 2006 to March 2016, and as our General Counsel from 2004 to 2006. Prior to such time, Mr. Broccole was a Partner of Kelley Drye & Warren LLP. Mr. Broccole holds a JD from Stanford Law School and a BA from Cornell University, and is a member of the Bars of New York and California.

Ray Nicholas Vice President Information Technology & Chief Information Officer Age 55
Mr. Nicholas has served as our Vice President Information Technology since 2006 and as our Chief Information Officer since 2013. From 1990 to 2006, Mr. Nicholas served as the Manager and Director of Information Systems for our Temperature Control Division. Mr. Nicholas completed the Automotive Aftermarket Professional program at University of the Aftermarket, Northwood University, and an Executive Education program at University of Virginia, Darden School of Business, and holds a BS from Northeast Louisiana University.

Thomas S. Tesoro Vice President Human Resources Age 64
Mr. Tesoro has served as our Vice President Human Resources since 2006. From 1999 to 2006, Mr. Tesoro served as Senior Vice President of Human Resources for Vertrue Inc. Prior to such time, he served in a variety of senior human resources related positions for a number of Fortune 500 companies. Mr. Tesoro holds a JD from Fordham University School of Law and a BS from Fordham University, and is a member of the Bar of New York.

William J. Fazio Chief Accounting Officer Age 64
Mr. Fazio has served as our Chief Accounting Officer since 2008. From 2007 to 2008, Mr. Fazio served as our Director, Corporate Accounting. From 2001 to 2007, he served as the Corporate Controller and Chief Accounting Officer of Hexcel Corporation. Prior to that time, Mr. Fazio served as Vice President, Controller of Kodak Polychrome Graphics. Mr. Fazio holds an MBA from Hofstra University and a BS from St. John’s University. Mr. Fazio is also a Certified Public Accountant.

Erin Pawlish Treasurer Age 43
Ms. Pawlish has served as our Treasurer since November 2015. Prior to her appointment as our Treasurer, Ms. Pawlish served as our Financial Director from 2013 to November 2015, and as a Senior Manager at KPMG LLP from September 1998 to December 2012. Ms. Pawlish holds a BBA from Pace University. Ms. Pawlish is also a Certified Public Accountant.

Office of Chief Executive

The Company has established the Office of Chief Executive to strengthen the executive management structure of the Company. The Office of Chief Executive is primarily responsible for the development of policy, strategy and quality assurance, and the provision of leadership. Its functions also include: (a) supporting and providing timely and quality advice to the Chief Executive Officer; (b) promoting the policies of the Company; and (c) improving communications between management, customers, the Board, stockholders and other stakeholders. The Office of Chief Executive is comprised of: (1) Eric P. Sills, our Chief Executive Officer and President; (2) James J. Burke, our Chief Operating Officer and Chief Financial Officer; and (3) Dale Burks, our Executive Vice President and Chief Commercial Officer.

Compensation Discussion and Analysis

Overview

In this section of our Proxy Statement, we discuss the material components of our compensation program for our “named executive officers.” Under SEC rules, our named executive officers for fiscal year 2018 were: Lawrence I. Sills, Executive Chairman; Eric P. Sills, Chief Executive Officer and President; James J. Burke, Chief Operating Officer and Chief Financial Officer; Dale Burks, Executive Vice President and Chief Commercial Officer; and Carmine J. Broccole, Senior Vice President General Counsel and Secretary.

In this section of our Proxy Statement, we also discuss: (a) our financial and business performance for fiscal year 2018 and its impact on our decisions relating to executive compensation; (b) the primary responsibilities of our Compensation and Management Development Committee (referred to as our “Compensation Committee”); (c) our executive compensation philosophy and the overall objectives of our executive compensation program; (d) the process followed by our Compensation Committee in arriving at specific compensation policies and decisions; (e) the various components of our compensation package and the reasons that we provide each component; (f) the factors considered by our Compensation Committee in arriving at its compensation decisions for 2018; and (g) some additional compensation-related topics.

The Compensation Committee is comprised exclusively of independent directors. In performing its duties, the Compensation Committee may, in its discretion, solicit the input of any of our executive officers (including our Executive Chairman and our Chief Executive Officer), any of our other employees, or any independent consultant or advisor.

Summary of 2018 Financial and Business Performance

Our consolidated net sales for 2018 were $1,092 million, a decrease of $24.1 million or 2.2% for the year, compared to $1,116.1 million in 2017. The year-over-year decrease in net sales is due to the lower results achieved by our Engine Management Segment, which reflect large pipeline orders in the first half of 2017 that were not repeated in 2018, and the anticipated gradual decline in our wire and cable business due to the lifecycle of these products. Our Temperature Control Segment’s net sales were essentially flat for the full fiscal year 2018 when compared to 2017, which reflect a slow start to the 2018 season, resulting from a mild 2017 summer, higher than normal customer inventory levels going into 2018, and a cool early spring.

Although 2018 was a challenging year, the Compensation Committee recognized that temporary and one-time events negatively affected the Company’s financial results, and that the executives successfully executed certain initiatives (e.g., relocation and integration of certain product lines), which were designed to reduce cost and increase productivity, thereby resulting in the creation of long-term value for the Company. The Compensation Committee considered the successful execution of these initiatives as well as the Company’s financial results in determining the total compensation paid to our named executive officers in 2018, as compared to 2017.

2018 Executive Compensation Actions

Our Compensation Committee took into account a number of factors in determining executive compensation for 2018, including our financial and business results, management performance and competitive data. In light of these considerations, the Compensation Committee made the following executive compensation decisions in fiscal year 2018:

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Established fiscal year 2018 management performance, or management by objective (“MBO”), goals under our annual cash incentive bonus plan, including: (a) the achievement of milestones relating to our plant rationalization initiatives, and (b) the execution of the Company’s business strategy relating to growth initiatives.

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Established fiscal year 2018 company-level financial objectives based on the Economic Value Added (“EVA”) performance measure, and approved a performance measure for fiscal year 2019 based on the year-over-year improvement in the weighted average of our earnings per share over a three-year period.

•	Awarded base salary pay modifications to our named executive officers that reflected the individual performance and, in some cases, changes in responsibilities of our executives.

•	Approved annual cash incentive awards in the amount of 126% of target levels, reflecting the achievement of MBO goals.

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Granted annual awards of restricted stock and performance shares to our named executive officers that were consistent with our compensation philosophy and the Compensation Committee’s assessment of individual performance and expected future contributions.

•	Granted long-term restricted stock to certain of our named executive officers as a long-term retention tool.

We believe that our executive compensation program is reasonable, competitive and focused on pay for performance principles. We emphasize compensation opportunities that reward our executives when they successfully achieve strategic objectives. The compensation of our named executive officers varies depending upon the achievement of pre-established performance goals. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of the Company. We have not engaged in any of the most frequently criticized pay practices such as re-pricing of stock options or SARs without stockholder approval, excessive perquisites or tax gross-ups, or agreements with change-in-control provisions unreasonably favorable to our executives. Our executive compensation policies have enabled the Company to attract and retain talented and experienced executives and have benefited the Company over time. We believe that the compensation earned by each of our named executive officers in 2018 was reasonable and appropriate and aligned with the Company’s financial results and achievement of the objectives of our executive compensation program.

Say-on-Pay Vote

In compliance with the Dodd-Frank Act, we included a non-binding, advisory stockholder vote in our 2018 Proxy Statement to approve the compensation paid to our named executive officers in 2017 (referred to as a “say-on-pay” vote).

Our say-on-pay proposal was approved by approximately 97% of the votes cast at our 2018 annual meeting of stockholders. The Compensation Committee views this result as confirmation that our compensation program, including our emphasis on pay-for-performance, is structured and designed in alignment with shareholder interests. We will continue to emphasize pay-for-performance alignment, and our compensation program for the named executive officers reflects this philosophy.

Because our stockholders expressed a preference for an annual say-on-pay vote, our stockholders have the opportunity at our 2019 Annual Meeting to vote on a non-binding, advisory basis, to approve the compensation paid to our named executive officers in 2018.

Primary Responsibilities of our Compensation Committee

Our Compensation Committee is responsible for, among other things:

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reviewing the overall goals, policies, objectives and structure of our executive compensation and benefit programs and assessing whether any of the components thereof may present unreasonable risks to the Company;

•	approving the compensation packages of the Company’s Chief Executive Officer and our other executive officers; and

•	administering our equity incentive plans.

Compensation Philosophy and Primary Objectives

Philosophy.    The Compensation Committee is responsible for establishing and reviewing the overall compensation philosophy of the Company. The Compensation Committee believes that the compensation paid to executives should be structured to provide our executives with meaningful rewards, while maintaining alignment with stockholder interests, corporate values and management’s strategic initiatives.

In accordance with this philosophy, the Compensation Committee believes that the executive compensation program should consist of a mix of base salary, annual cash incentive compensation, long-term incentive compensation (that may include cash or equity components, in the Compensation Committee’s discretion), perquisites and other benefits.

The Compensation Committee uses its judgment and discretion in establishing compensation and strives to avoid the use of highly leveraged incentives that may drive overly risky short-term behavior on the part of executives. Our equity programs, combined with our executive share ownership requirements, reward long-term stock performance. In particular, our contingent performance share awards, which vest only at the end of a three-year performance period, reward longer-term financial and operating performance.

Objectives.      The Compensation Committee generally considers the following objectives in establishing compensation programs and setting pay levels:

•	providing the Company with the ability to attract, motivate and retain exceptional talent whose abilities and leadership skills are critical to the Company’s long-term success;

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maintaining a significant portion of each executive’s total compensation at risk, tied to achievement of annual and long-term strategic, financial, organizational and management performance goals, that are intended to improve stockholder return;

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providing variable compensation incentives directly linked to the performance of the Company and improvement in stockholder return so that executives manage from the perspective of owners with an equity stake in the Company;

•	ensuring that our executives hold Company Common Stock to align their interests with the interests of our stockholders; and

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ensuring that compensation and benefit programs are both fair and competitive in consideration of each executive’s level of responsibility and contribution to the Company and reflect the size and financial resources of the Company in order to maintain long-term viability.

Compensation Process

How We Set Compensation.   On an annual basis, the Compensation Committee reviews and approves the compensation of our named executive officers, including the amounts of salary, cash incentive awards and equity-based compensation provided to each executive. In determining total executive compensation packages, the Compensation Committee generally considers various measures of Company and industry performance including revenue, operating income, gross margin and total stockholder return. The Compensation Committee does not assign these performance measures relative weights. The Compensation Committee considers these performance measures as good indicators of Company performance and exercises its business judgment in determining compensation after considering all of these measures, collectively, as well as taking into account the market data and peer group information discussed below.

The Compensation Committee also evaluates the total compensation of each executive, and each element of compensation separately, to ensure that it will be effective in motivating, retaining and incentivizing the executive. The Compensation Committee’s evaluation takes into consideration, among other factors, each executive’s individual performance, both in general and against specific goals and targets established for the executive, and the desire to maintain internal pay equity and consistency among our executives.

Our named executive officers generally participate in the same executive compensation plans and arrangements available to our other executive officers; however, the contingent annual cash incentive awards and performance share awards utilize targets that are based upon the Company’s achievement of short-term and long-term strategic goals.

The Compensation Committee divides executive officers into three separate categories for the purposes of establishing the levels of cash and equity incentive awards. Each category consists of one or more officers who are grouped together for incentive compensation purposes and receive the same target incentive awards. For example, with respect to our annual restricted stock awards in 2018, our Executive Chairman, Chief Executive Officer, Chief Financial Officer and Chief Commercial Officer were in the first category; our Senior Vice President General Counsel was in the second category; and our other executives were in the third category. One purpose of the categories is to equalize incentive opportunities for individuals with similar levels of responsibility. This practice is intended to improve internal pay equity among our executives. Considerations of internal pay equity among executives are also factored into the Compensation Committee’s consideration of the market data and peer group information discussed below with respect to base salary and target bonus compensation.

Benchmarking. In establishing total compensation for our executives, the Compensation Committee generally targets the median of the market, which it considers to be equivalent to the domestic market for executive talent within US industrial companies with gross revenues in the approximate range of $500 million to $1 billion. Our Vice President Human Resources conducts periodic benchmark reviews within the above-referenced market of the aggregate level of executive compensation, as well as the mix of elements used to compensate executive officers at such companies, and provides this market data to the Compensation Committee for its consideration. The Compensation Committee believes that compensation targeted at the median of the market reflects consideration of our stockholders’ interests in paying what is necessary, but not significantly more than necessary, to achieve our corporate goals.

In addition, the Compensation Committee also reviews the practices of specific peer group companies to compare the Company’s compensation programs with other manufacturing companies of comparable size and stature. Our Executive Chairman, our Chief Executive Officer and other members of management provide input on the selection of the peer group companies, and the Compensation Committee makes the final determination of which companies to include. Executive compensation information for the market data and peer group companies is compiled by management from proxy statements and other public filings, as well as surveys and other databases to which we subscribe, such as those from Aon and ADP. The Compensation Committee may, from time to time, engage an independent consultant to establish comparable peer groups to benchmark the Company’s executive compensation program. However, the Compensation Committee did not engage an independent consultant to review executive compensation in 2018.

Our Compensation Committee believes that benchmarking is a useful tool because it is a reflection of the market in which we compete for talent and provides credibility for our compensation programs with both our employees and our stockholders. The Compensation Committee also reviews this information for context and a frame of reference for decision-making; but it is not the sole source of information on which executive compensation is determined. Other factors such as internal equity, individual and business performance, and the perceived degree of alignment between the job duties of our executive with the benchmark job description to which his or her compensation is being compared are also considered.

Role of Management.   The Compensation Committee seeks and considers input from senior management in many of its decisions. Annually, our Executive Chairman and our Chief Executive Officer review with the Compensation Committee annual salary, annual incentive plan targets and long-term incentive compensation for each of our executives (excluding our Executive Chairman and our CEO). In addition, following the end of each fiscal year, our Executive Chairman and our Chief Executive Officer evaluate each executive officer’s performance for the prior fiscal year (other than his own performance) and discuss the results of their evaluations with the Compensation Committee. Other members of the Office of Chief Executive also assist in the evaluations for those officers reporting to them. In addition to considering an individual’s attainment of the business goals and objectives established for him or her by the Compensation Committee for the prior year, the Executive Chairman’s and Chief Executive Officer’s evaluations of each executive officer’s performance may be based in part upon subjective factors, including the Executive Chairman’s and Chief Executive Officer’s evaluations of the contributions made by the executive officer to the Company’s overall results and achievement of its strategic goals. These evaluations include consideration of the level of responsibility of each executive officer and the percentage of total Company revenue and/or expense that each individual officer is responsible for, where applicable. The Executive Chairman and the Chief Executive Officer then make specific recommendations to the Compensation Committee for adjustments of base salary and incentive plan targets as part of the compensation package for each executive officer (other than himself) for the next fiscal year.

The Compensation Committee reviews the performance of the Executive Chairman and the Chief Executive Officer and determines the compensation for all executive officers for the next fiscal year, considering the recommendations from the Executive Chairman and the Chief Executive Officer, as well as the benchmark and peer group information described above and any other information available to it that it considers relevant. The Compensation Committee discusses the recommendations of the Executive Chairman and the Chief Executive Officer in executive session without any members of management present and may modify the Executive Chairman’s and the Chief Executive Officer’s recommendations when approving final compensation packages.

Tally Sheets. When reviewing executive compensation, the Compensation Committee has historically reviewed management-provided materials which highlight the base salary, target cash incentive award, and actual cash incentive award to each of our executive officers for prior fiscal years. The Compensation Committee uses this information to review compensation trends, to compare increases or decreases year over year, and to ensure that compensation decisions are made with a view to the total compensation package awarded to each executive officer over time. No specific weight is assigned by the Compensation Committee to the tally sheets or any specific items which may appear on such tally sheets.

Risk Management Considerations. As mentioned earlier, the Compensation Committee strives to avoid the use of highly leveraged incentives that may drive overly risky short-term behavior on the part of executives. The Compensation Committee structures our cash incentive awards and equity incentive awards as highlighted below to promote the creation of long-term value and discourage behavior that may lead to excessive risk:

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The Company’s annual cash incentive award (as more fully described under “Elements of Compensation – Annual Cash Incentive Awards” below) is based in part on company-level financial objectives, designed to align executive compensation to continuous improvements in corporate performance and increases in stockholder value. This portion of the cash incentive award is structured such that, year-over-year improvements that are favorable for the Company’s stockholders, are also made favorable for those executives whose compensation is based on the achievement of those improvements. In addition, an executive’s actual award is capped on an annual basis at 200% of the applicable target, no matter how much financial performance exceeds the range established for the award, thereby limiting the incentive for excessive risk-taking. However, any award in excess of the 200% target may be carried forward into the following year, subject to the risk of forfeiture depending upon the following year’s performance. In addition, since these awards are based on overall corporate performance, rather than individual performance, the ability of an individual executive to increase his own compensation through excessive risk taking is constrained.

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The target company-level financial performance award represents 70% of an executive’s total target cash incentive award in any year. Management performance, or MBO bonuses (as more fully described under “Elements of Compensation – Annual Cash Incentive Awards” below), which are based upon the achievement of management goals and objectives, and thus are more susceptible to individual risk taking, represent only 30% of an executive’s total target cash incentive award, thus reducing the incentive for any executive to take excessive risks.

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The measures used to determine whether performance share awards vest are based on at least three years of financial performance. The Compensation Committee believes that the longer performance period encourages executives to attain sustained performance over several years, rather than performance in a single annual period.

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Restricted stock awards generally vest at the end of a three year or longer period and an executive must hold any vested restricted stock for an additional two-year period following vesting pursuant to the terms of our Stock Ownership Guidelines, thereby encouraging executives to look to long-term appreciation in equity values.

Elements of Compensation

Base Salary. The Compensation Committee generally reviews base salaries for executive officers at the beginning of each fiscal year. Annual salary is based upon an evaluation of each individual’s performance, an executive’s level of pay compared to that for similar positions at peer group companies, the responsibilities of the position, the experience of the individual, internal pay equity considerations, and Company performance. Base salaries may also be adjusted at the time of a promotion, upon a change in level of responsibilities, or when competitive circumstances may require review.

We believe that our base salaries are an important element of our executive compensation program because they provide our executives with a steady income stream that is not contingent upon our overall performance or stockholder return. We believe that maintaining base salary amounts generally in the median to 75% range of our peer group minimizes competitive disadvantage, while avoiding paying amounts in excess of what we believe to be necessary to motivate executives to meet corporate goals.

Annual Cash Incentive Awards. The Compensation Committee utilizes annual cash incentive awards to reward each of our executive officers when the executive officer achieves certain management performance objectives (or MBO goals), and when we achieve certain company-level financial objectives. Our annual cash incentive awards are designed to more immediately reward our executives for their performance during the most recent year. We believe that the immediacy of these cash awards, in contrast to our equity awards which vest over a three year or longer period of time, provide a significant incentive to our executives to achieve their respective management objectives and, thus, our company-level objectives. We believe our cash awards are an important motivating factor for our executives, in addition to being a significant factor in attracting and retaining our executives.

Our cash incentive awards utilize a target that is a percentage of each executive officer’s total cash compensation for the fiscal year. The target is set at levels that are approximately 32% - 39% of an executive’s expected total cash compensation for the year. They are set at levels which, assuming achievement of 100% of the applicable target amount, the Compensation Committee believes are likely to result in an annual cash award at or near the median for target cash awards in the market. Actual awards may be higher or lower, however, based upon the degree of achievement of MBO goals and company-level financial objectives.

Management Performance. At the beginning of each year, the Compensation Committee reviews and approves a detailed set of MBO goals for our executives (which are generally aligned with the Company’s short-term and long-term strategic goals) initially prepared by management. At the beginning of the following year, the Compensation Committee determines, in its discretion, with the input of the Executive Chairman and Chief Executive Officer, the level of achievement of each MBO goal by our executives during the prior year and the percentage of the target MBO award earned by such executives. The target MBO award represents 30% of an executive’s total target cash incentive award for the applicable year.

Company-Level Financial Performance. With respect to company-level financial objectives, the Company utilizes performance measures to align closely executive compensation to continuous improvements in corporate performance and increases in stockholder value. The target company-level financial performance award represents 70% of an executive’s total target cash incentive award for the applicable year. During the three-year period reported in the Summary Compensation Table below, we utilized the performance measure “Economic Value Added” or “EVA”, which measures the year-over-year difference in net operating profit after tax, less a charge for the cost of capital. EVA recognizes the productive use of capital assets and, therefore, wise, responsible decision-making regarding capital investments.

In October 2018, the Compensation Committee reviewed alternative performance measures, including those utilized by our peer group, and determined that the benefits of an EVA-based measure could be achieved, in addition to others, through the use of a performance measure based on a weighted average of our earnings per share for the three-year period then ended (“Weighted Average EPS”). The cash incentive award will be based on the year-over-year improvement in Weighted Average EPS, where the most recent year of the three-year period will be weighted more heavily than the prior two years. The Compensation Committee approved the use of the Weighted Average EPS for 2019.

Depending on the Company’s financial plan for the year, the Board of Directors may modify the target amounts that are used to determine whether our executive officers achieve a threshold 100% payout and a maximum 200% payout of the company-level financial performance award.

In addition, in order to promote longer-term stockholder improvement and to keep part of an executive’s cash incentive award at risk, the company-level financial performance award is capped on an annual basis at 200% of the applicable target. To the extent that an executive could have received an award in excess of the cap, the excess amounts are carried forward into the next year’s calculation of an executive’s award. However, any award that is carried forward is subject to risk of forfeiture depending upon the following year’s performance.

Long-Term Equity Incentive Programs. As part of the Company’s compensation program, the Compensation Committee grants equity awards to the Company’s executive officers. We believe that equity awards provide our executive officers with a strong link to our long-term performance goals, create an ownership culture, and closely align the interests of our executive officers and our stockholders. In addition, the vesting feature of our equity awards is designed to aid officer retention because this feature provides an incentive to our executive officers to remain in our employ throughout the vesting period, which is typically three years or longer. In determining the size and type of equity awards granted to our executive officers in 2018, the Compensation Committee awarded different amounts to: (a) our Executive Chairman, Chief Executive Officer, Chief Operating Officer and Chief Commercial Officer; (b) our Senior Vice President General Counsel; and (c) our other executives, in recognition of their differing levels of responsibility. The specific amounts awarded were based on recommendations of management, but the Compensation Committee had discretion to award different amounts. The Compensation Committee may also consider our company-level performance, the applicable executive officer’s performance, the amount of equity previously awarded to the applicable executive officer, the vesting of such prior awards, and the recommendations of management and any other advisor that the Compensation Committee may choose to consult.

Our primary form of equity compensation consists of restricted stock awards and performance share awards. We believe that these awards provide a motivating form of incentive compensation, while permitting us to issue fewer shares than stock options. Because shares of restricted stock have a defined value at the time the restricted stock awards are issued, restricted stock awards are often perceived as having more immediate value than stock options, which have a value less easily determinable when issued. In addition, we provide performance shares to our executive officers because we believe that their contributions to the Company have a direct relationship to the achievement of the Company’s strategic goals.

We grant our executive officers two types of restricted stock (standard awards and long-term retention awards) and performance shares generally once per year at a regularly scheduled meeting of the Board. Our 2016 Omnibus Incentive Plan also permits us to grant incentive and nonqualified stock options, stock appreciation rights, restricted stock units, and other stock-based awards to our officers, directors, employees and consultants. However, our Compensation Committee currently intends to grant only restricted stock and performance shares under the 2016 Omnibus Incentive Plan.

Each standard restricted stock award issued under our 2016 Omnibus Incentive Plan is subject to a three-year vesting period. Each long-term retention restricted stock award issued under our 2016 Omnibus Incentive Plan is subject to an incremental vesting period based upon the participant reaching the age of 60 (25% vests), 63 (25% vests) and 65 (balance vests). If an executive officer ceases employment before the end of any vesting period, he or she forfeits the entire unvested portion of the restricted stock award. Restricted stock awards may become immediately vested in full in the event of death, retirement at or after age 65, total disability (as determined by the Compensation Committee in its sole discretion), or upon a “change in control” of the Company. Grants of long-term retention restricted stock awards to participants over the age of 65 are subject to a one-year vesting period.

We also award our executive officers performance shares in amounts comparable to the number of shares of standard restricted stock awards issued to such executives, although the actual number of performance shares ultimately issued to an executive may be higher or lower, depending upon the level of achievement of the applicable performance goals. In order for the performance shares to vest, the Company must achieve a certain level of earnings from continuing operations before taxes, excluding special items, on a cumulative basis for the three-year performance period covered by the award. A new performance period begins each January 1 and ends three years later on December 31. As a result, up to three performance periods may overlap in any given year. The level of earnings from continuing operations is tied to financial goals contained in the Company’s three-year strategic plan, which is updated annually and approved by our Board. The Compensation Committee selected this performance measure because improvement in earnings from continuing operations is a key strategic focus for the Company and is believed to help the Company achieve higher margins, stronger cash flow and debt reduction.

The performance share awards are subject to a three-year vesting period. If an officer ceases to be an employee of the Company before the end of the vesting period, the entire performance share award is forfeited. The performance goals are scaled so that the recipient can receive part of an award in the event that acceptable, but not the desired, results are achieved.

It is our policy to ensure that we do not grant equity awards in connection with the release, or the withholding, of material non-public information, and that the grant value of all equity awards is equal to the fair market value on the date of grant.

SERP.   The Company has established a Supplemental Executive Retirement Plan for our executive officers (and other eligible employees). The purpose of this plan is to enable the executive officers to supplement their benefits under the Company’s Profit Sharing 401(K) Capital Accumulation Plan as well as to provide a means whereby certain amounts payable by the Company to our executive officers may be deferred to some future period. Eligible employees may irrevocably elect to defer receipt of a portion of their annual base salary and annual bonus payments earned in that plan year up to a maximum of 50% of their annual base salary and 100% of their annual bonus payments. In addition, the Company generally makes an annual cash contribution into the SERP on behalf of each participant.

Supplemental SERP.   The Company maintains an unfunded Supplemental SERP. The benefits under this plan are in addition to any benefits payable to participants under the Company’s Profit Sharing 401(K) Capital Accumulation Plan and SERP. As of the date of this Proxy Statement, there are no participants in the Supplemental SERP.

ESOP.   Our executive officers are eligible to receive Company Common Stock pursuant to our Employee Stock Ownership Plan, which is available for all eligible employees. This stock grant plan gives our executives an opportunity to share directly in the growth of the Company through stock ownership. The Company’s stock contributions for a particular calendar year are made in the first quarter of such year. Under the plan, each participant is subject to a six-year vesting schedule.

Compensation Actions in 2018

After careful analysis, the Compensation Committee determined to use the following companies for peer group comparisons in setting 2018 compensation:

Altra Industrial Motion Corp.	EnPro Industries, Inc.	Modine Manufacturing Co.
CIRCOR International, Inc.	Gentherm Inc.	Stoneridge Inc.
Columbus McKinnon Corp.	LCI Industries, Inc.	SunCoke Energy, Inc.
Dorman Products, Inc.	NN, Inc.	Tennant Company

In determining executive compensation for 2018, our Compensation Committee evaluated and made its determinations in the context of the Company’s 2018 financial and business performance and the business conditions of the automotive aftermarket generally. The Compensation Committee also took into consideration each executive’s performance of their respective prior year’s MBO objectives and the Company’s ability to continue to make changes and introduce strategic initiatives critical to positioning the Company for future long-term growth.

Base Salary.   Based on the foregoing, in February 2018 the Compensation Committee approved salary modifications for our executives for 2018. In addition, in view of the executives contributions to the Company as well as to motivate and assist in the retention of these individuals, in February 2019 the Compensation Committee set the salaries of the following named executive officers to the levels indicated: Lawrence I. Sills, $412,000, Eric P. Sills, $619,000; James J. Burke, $619,000; Dale Burks, $510,000; and Carmine J. Broccole, $465,000.

Annual Cash Incentive Awards. For 2018, the Compensation Committee established, among other things, the following MBO goals for our named executive officers: (a) achieving milestones relating to our plant rationalization initiatives, and (b) executing the Company’s business strategy relating to growth initiatives. In February 2019, the Compensation Committee determined that the named executive officers had successfully attained their goals, and a result, the Compensation Committee authorized MBO cash incentive awards at percentages of 126% of the target amount for 2018.

For 2018, the Compensation Committee established a year-over-year improvement in EVA, and set target amounts for payouts, based on the Company’s forecasted financial goals. Due to the year-over-year decrease in net earnings, the Company did not achieve the threshold year-over-year improvement in EVA, resulting in a 0% EVA bonus for our executives for 2018. Despite not achieving the threshold year-over-year improvement in EVA, the Compensation Committee approved a 25% EVA bonus for our named executive officers in recognition of their successful execution of certain initiatives in 2018 designed to reduce cost and increase productivity, resulting in the creation of long-term value going forward. The total amount of all cash incentive awards earned in 2018 is reflected in the Summary Compensation Table. For 2019, the Compensation Committee approved year-over-year improvement in our Weighted Average EPS as the performance measure for determining company-level financial performance awards. For further discussion of this performance measure, see “Elements of Compensation–Annual Cash Incentive Awards” above.

Restricted Stock Awards. In October 2018, the Compensation Committee awarded the following shares of restricted stock (standard awards): (a) 2,000 shares to each of Lawrence I. Sills, our Executive Chairman, Eric P. Sills, our Chief Executive Officer, James J. Burke, our Chief Financial Officer, and Dale Burks, our Chief Commercial Officer; and (b) 1,500 shares to Carmine J. Broccole, our Senior Vice President General Counsel. These restricted stock awards vest after three years. The amount of these restricted stock awards was based upon the Compensation Committee’s subjective evaluation of each executive’s contribution to the Company during 2018, as well as their respective levels of responsibility.

In addition, in October 2018 the Compensation Committee granted an additional award of 2,000 shares of restricted stock (long-term retention awards) to each of Dale Burks and Carmine Broccole. These awards vest in increments when the executive reaches the ages of 60 (25% vests), 63 (25% vests) and 65 (balance vests), respectively. The Compensation Committee granted these restricted stock awards as a long-term retention tool and to incentivize executive performance through a long-term capital accumulation award.

Performance Share Awards. In October 2018, the Compensation Committee also awarded performance shares to our named executive officers with each receiving a targeted share amount equal to the number of shares of standard restricted stock awards issued to such executive, although actual award payouts may vary from 0% to 200% of the target award amount, depending upon the level of achievement of the performance goal for the three-year measurement period. In order for a named executive officer to receive an actual payout of all or a portion of the performance shares awarded in 2018, the Company must achieve earnings from continuing operations before taxes, excluding special items, on a cumulative basis for the three year period from January 1, 2018 to December 31, 2020, of approximately $226.8 million (i.e., the threshold amount) or more, with a maximum award resulting from achievement of earnings from continuing operations of approximately $340.2 million or more during the specified period.

In 2015, performance shares were awarded to each of our named executive officers in accordance with the same practices described above. In order for an executive to receive an actual payout of all or a portion of the 2015 performance shares, the Company needed to achieve earnings from continuing operations before taxes, excluding special items, on a cumulative basis for the three year period from January 1, 2015 to December 31, 2017, of approximately $227.1 million (i.e., the threshold amount) or more, with a maximum award resulting from achievement of earnings from continuing operations of approximately $340.7 million or more during the specified period. At the end of the three-year period, the Company exceeded the threshold financial goal during the measuring period, resulting in the issuance of performance shares in 2018 at the payout level of 95.3%.

Clawback Policy

In March 2011, the Compensation Committee instituted a “clawback” policy with respect to incentive-based compensation. The clawback policy provides that, in the event of a restatement of the Company’s financial results due to a material noncompliance with any financial reporting requirements, the Compensation Committee is entitled to recover from current and former executive officers any incentive-based compensation that would not otherwise have been awarded to such persons under the as-restated financials during the three years preceding the date of the restatement. The Compensation Committee will reevaluate and, if necessary, revise the Company’s clawback policy to comply with the Dodd-Frank Act once the rules implementing the clawback requirements have been finalized by the SEC.

Stock Ownership Guidelines

To align directly the interests of executive officers with the interests of our stockholders, we established stock ownership guidelines for our executive officers. Our stock ownership guidelines provide that executive officers are expected to own and hold a number of shares of Company Common Stock with a value that represents: (a) six times the base salary, with respect to our Executive Chairman of the Board and our Chief Executive Officer, (b) 100 percent of the base salary, with respect to our Chief Operating Officer and any Executive Vice President, (c) 50 percent of the base salary, with respect to any Senior Vice President, and (d) 30 percent of their base salary, with respect to each of our other executive officers of the Company. Stock ownership levels are expected to be achieved by each executive officer within a period of time determined at the discretion of the Compensation Committee. We do not allow our directors or executive officers to hedge the economic risk of their stock ownership. We also do not allow our directors or executive officers to pledge their shares of Company Common Stock.

Our stock ownership guidelines also include a mandatory stock holding period policy which requires our executive officers to hold for a period of two years any stock acquired by them upon the exercise of stock options or lapse of restrictions on restricted stock or performance shares, net of the funds necessary to pay the exercise price of stock options or for payment of applicable taxes.

Termination-Based Compensation

In December 2001, we entered into a change in control or severance agreement with James J. Burke, our Chief Operating Officer and Chief Financial Officer. Neither our Chief Executive Officer nor any of our other executive officers has a change in control or severance agreement. As discussed in more detail under “Severance and Change of Control Arrangements” below, Mr. Burke is entitled to severance payments and continued health and life insurance coverage for a limited period of time, among other benefits, upon the termination of his employment pursuant to his Severance Compensation Agreement.

The Compensation Committee may adopt and maintain such agreements where it believes the arrangement will protect the interests of senior executives when a potential change of control could affect their job security. Since the agreements mitigate any concern these executive officers may have in connection with a termination of their employment by us, or a potential loss of employment as a result of a change in control, they promote the interests of stockholders by assuring that these executive officers focus on evaluating opportunities that are in our best interests, without concentrating on individual personal interests.

In addition, as discussed in more detail under “Severance and Change of Control Arrangements” below, our executive officers are eligible to receive termination-related benefits under the Company’s Supplemental Executive Retirement Plan. Our 2006 Omnibus Incentive Plan and 2016 Omnibus Incentive Plan also contain provisions that would accelerate the vesting of restricted stock upon certain events, including a change of control of the Company. We believe these severance and change of control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.

Tax Deductibility of Executive Compensation

The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company’s executive officers. Section 162(m) generally limits our ability to claim a tax deduction for individual compensation exceeding $1 million in any taxable year for any of our executive officers. For 2017 and prior years, performance-based compensation meeting certain requirements under Section 162(m) was fully deductible; however, the Tax Cuts and Jobs Act eliminated the exemption for performance-based compensation beginning in 2018, subject to certain transitional relief.

In general, the Compensation Committee structured its executives’ compensation to avail itself of the benefits of deductibility under applicable tax laws, but deductibility was only one of many factors taken into consideration. Other factors include those discussed more fully in our “Compensation Discussion and Analysis” section above, under the heading “Compensation Philosophy and Primary Objectives”.

In approving the amount and form of compensation for the Company’s executive officers, the Compensation Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

Perquisites and Other Benefits

We provide our executive officers certain perquisites and other benefits. We provide these benefits as an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. The primary perquisite for our executive officers is an allowance for leasing an automobile and reimbursement of related expenses. In addition, our executives are also offered broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, accidental death and dismemberment insurance, Profit Sharing 401(K) Capital Accumulation Plan, and ESOP.

Cautionary Statement

          The information appearing in this Compensation Discussion and Analysis, and elsewhere in this Proxy Statement, as to performance metrics, objectives and targets relates only to incentives established for the purpose of motivating executives to achieve results that will help to enhance stockholder value. This information is not related to the Company’s expectations of future financial performance, and should not be mistaken for or correlated with any guidance that may be issued by the Company regarding its future earnings, free cash flow or other financial measures.

Report of the Compensation and
Management Development Committee

The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this Proxy Statement and that it be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Compensation and Management Development Committee

Roger M. Widmann (Chair)	Alisa C. Norris
Pamela Forbes Lieberman	Frederick D. Sturdivant
Patrick S. McClymont	William H. Turner
Joseph W. McDonnell	Richard S. Ward

Executive Compensation and Related Information

The following table sets forth the annual compensation paid by the Company during fiscal years 2018, 2017 and 2016 to our “named executive officers.” Under SEC rules, our named executive officers were: Lawrence I. Sills, Executive Chairman; Eric P. Sills, Chief Executive Officer and President; James J. Burke, Chief Operating Officer and Chief Financial Officer; Dale Burks, Executive Vice President and Chief Commercial Officer; and Carmine J. Broccole, Senior Vice President General Counsel and Secretary.

Summary Compensation Table for 2018

Name and Principal Position	Year	Salary	Bonus (1)		Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Lawrence I. Sills	2018	$400,000	$	─	$146,520	$138,025	$48,706	$733,251
Executive Chairman of the	2017	400,000		─	158,800	169,000	75,316	803,116
Board	2016	437,500		─	160,640	487,250	56,809	1,142,199

Eric P. Sills	2018	$600,000	$	─	$146,520	$212,006	$85,831	$1,044,357
Chief Executive Officer &	2017	580,000		─	158,800	253,500	120,892	1,113,192
President	2016	532,500		─	160,640	691,895	65,206	1,450,241

James J. Burke	2018	$590,000		$963,000	$146,520	$207,590	$77,548	$1,984,658
Chief Operating Officer &	2017	573,000		─	158,800	246,740	115,772	1,094,312
Chief Financial Officer	2016	555,000		─	160,640	691,895	68,754	1,476,289

Dale Burks	2018	$495,000	$	─	$222,560	$172,807	$67,825	$958,192
Executive Vice President &	2017	480,000		─	262,425	205,504	78,905	1,026,834
Chief Commercial Officer	2016	475,000		─	328,560	438,525	48,679	1,290,764

Name and Principal Position	Year	Salary	Bonus (1)		Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Carmine J. Broccole	2018	$452,000	$	─	$185,930	$114,837	$55,988	$808,755
Senior Vice President	2017	452,000		─	222,725	140,608	76,150	891,483
General Counsel & Secretary	2016	435,000		─	288,400	389,800	49,140	1,162,340

(1)
The amount in this column represents the retention bonus earned by James Burke pursuant to his Retention Bonus and Insurance Agreement. See “Severance and Change of Control Arrangements—Retention Bonus and Insurance Agreements” below.

(2)
The amounts in this column represent the grant date fair value of stock awards in the applicable year computed in accordance with ASC Topic 718 for restricted stock awards and performance share awards. The fair value of the performance share awards assumes the achievement of the target level of performance shares as the probable outcome. Assuming the achievement of the maximum level of performance shares, the above amounts for each person would be increased by the following fair value amounts in each of 2018, 2017 and 2016, respectively: $73,260, $79,400 and $80,320 for Lawrence Sills, Eric Sills, James Burke and Dale Burks, and $54,945, $59,550 and $60,240 for Carmine Broccole. The amounts listed in the table do not reflect whether the named executive officers have actually realized a financial benefit from these awards. For a discussion of the valuation assumptions, see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” below for more information regarding our stock awards. In accordance with SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to vesting conditions.

(3)	The amounts in this column constitute annual cash incentive awards. See “Grants of Plan-Based Awards” below for more information regarding annual incentive bonus awards.

(4)
The amounts in this column represent car allowances for leased automobiles, and Company contributions to the Profit Sharing 401(K) Capital Accumulation Plan, ESOP and SERP programs on behalf of the named executive officers. The Company contributions that were earned in 2018 (but paid in March 2019) into the individual 401(K), ESOP and SERP accounts of our named executive officers are set forth below:

Name	401(K)	ESOP	SERP
Lawrence Sills	17,875	5,473	24,402
Eric Sills	17,875	5,473	48,016
James Burke	17,875	5,473	46,624
Dale Burks	17,875	5,473	35,320
Carmine Broccole	17,875	5,473	26,361

Excluding the SERP contributions, the amount attributable to each perquisite for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such officer.

The following table sets forth certain information with respect to stock awards granted to the named executive officers during 2018.

Grants of Plan-Based Awards for 2018

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lawrence I. Sills	10/11/18	─	─	─	1,000	2,000	4,000	─	$73,260
	10/11/18	─	─	─	─	─	─	2,000	73,260
		$0	$250,000	$500,000	─	─	─	─	─

Eric P. Sills	10/11/18	─	─	─	1,000	2,000	4,000	─	$73,260
	10/11/18	─	─	─	─	─	─	2,000	73,260
		$0	$384,000	$768,000	─	─	─	─	─

James J. Burke	10/11/18	─	─	─	1,000	2,000	4,000	─	$73,260
	10/11/18	─	─	─	─	─	─	2,000	73,260
		$0	$376,000	$752,000	─	─	─	─	─

Dale Burks	10/11/18	─	─	─	1,000	2,000	4,000	─	$73,260
	10/11/18	─	─	─	─	─	─	2,000	73,260
	10/11/18	─	─	─	─	─	─	2,000	76,040
		$0	$313,000	$626,000	─	─	─	─	─

Carmine J. Broccole	10/11/18	─	─	─	750	1,500	3,000	─	$54,945
	10/11/18	─	─	─	─	─	─	1,500	54,945
	10/11/18	─	─	─	─	─	─	2,000	76,040
		$0	$208,000	$416,000	─	─	─	─	─

(1)
Represents possible threshold, target and maximum payout levels for fiscal year 2018 under our cash incentive bonus programs. Bonuses paid to the named executive officers are dependent on the level of achievement of certain management and company performance objectives. The actual bonuses paid to each named executive officer for 2018 are reported in the Summary Compensation Table for 2018 above. Additional information regarding our cash incentive bonus program is included in “Compensation Discussion and Analysis” above.

(2)
These columns reflect threshold, target and maximum payout levels for performance share awards granted under our 2016 Omnibus Incentive Plan. The performance share awards have a three-year vesting period and performance target goals relating to the Company’s earnings from continuing operations before taxes, excluding special items, measured at the end of a three-year period. To the extent that the Company does not achieve the threshold level of earnings before taxes at the end of the measuring period, these performance shares will not be issued. Performance shares were issued to the named executive officers in 2018 at a 95.3% payout level with respect to the performance share awards granted in 2015, because the Company achieved the applicable financial goals for the 2015-2017 measuring period. Holders of performance share awards are not entitled to stockholder rights, including voting rights or dividends. To the extent that an officer ceases to be an employee of the Company before the end of the vesting period, the entire performance share award will be forfeited. Additional information regarding our 2016 Omnibus Incentive Plan is included in the “Compensation Discussion and Analysis” section above.

(3)
This column reflects the number of shares of both standard and long-term retention restricted stock awards issued under our 2016 Omnibus Incentive Plan. Shares of restricted stock have a three-year or longer vesting period and are not entitled to dividends; however, holders of restricted stock are entitled to voting rights. To the extent that an officer ceases to be an employee of the Company before the end of the vesting period, the entire unvested portion of the restricted stock award will be forfeited. See related discussion in “Compensation Discussion and Analysis” above. These awards are also described in “Outstanding Equity Awards at Fiscal Year-End” below.

(4)	The ASC Topic 718 per share value of the standard restricted stock and long-term retention restricted stock awards granted on October 11, 2018 is $36.63 per share and $38.02 per share, respectively.

The following table summarizes the equity awards that we have made to our named executive officers, which awards were outstanding as of December 31, 2018.

Outstanding Equity Awards at Fiscal Year-End for 2018

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Lawrence I. Sills	10/20/2016	2,000	(3)	$96,860	2,000	$96,860
	10/20/2017	2,000	(3)	$96,860	2,000	$96,860
	10/11/2018	2,000	(3)	$96,860	2,000	$96,860

Eric P. Sills	12/1/2010	5,000	(4)	$242,150	—	$—
	9/20/2011	5,000	(4)	$242,150	—	$—
	10/9/2012	5,000	(4)	$242,150	—	$—
	10/8/2013	5,000	(4)	$242,150	—	$—
	10/7/2014	5,000	(4)	$242,150	—	$—
	10/13/2015	4,000	(4)	$193,720	—	$—
	10/20/2016	2,000	(3)	$96,860	2,000	$96,860
	10/20/2017	2,000	(3)	$96,860	2,000	$96,860
	10/11/2018	2,000	(3)	$96,860	2,000	$96,860

James J. Burke	10/20/2016	2,000	(3)	$96,860	2,000	$96,860
	10/20/2017	2,000	(3)	$96,860	2,000	$96,860
	10/11/2018	2,000	(3)	$96,860	2,000	$96,860

Dale Burks	12/1/2010	5,000	(4)	$242,150	—	$—
	9/20/2011	5,000	(4)	$242,150	—	$—
	10/9/2012	5,000	(4)	$242,150	—	$—
	10/8/2013	5,000	(4)	$242,150	—	$—
	10/7/2014	5,000	(4)	$242,150	—	$—
	10/13/2015	4,000	(4)	$193,720	—	$—
	10/20/2016	4,000	(4)	$193,720	—	$—
	10/20/2016	2,000	(3)	$96,860	2,000	$96,860
	10/20/2017	2,500	(4)	$121,075	—	$—
	10/20/2017	2,000	(3)	$96,860	2,000	$96,860
	10/11/2018	2,000	(4)	$96,860	—	$—
	10/11/2018	2,000	(3)	$96,860	2,000	$96,860

Carmine J. Broccole	12/1/2010	5,000	(4)	$242,150	—	$—
	9/20/2011	5,000	(4)	$242,150	—	$—
	10/9/2012	5,000	(4)	$242,150	—	$—
	10/8/2013	5,000	(4)	$242,150	—	$—
	10/7/2014	5,000	(4)	$242,150	—	$—
	10/13/2015	4,000	(4)	$193,720	—	$—
	10/20/2016	4,000	(4)	$193,720	—	$—
	10/20/2016	1,500	(3)	$72,645	1,500	$72,645
	10/20/2017	2,500	(4)	$121,075	—	$—
	10/20/2017	1,500	(3)	$72,645	1,500	$72,645
	10/11/2018	2,000	(4)	$96,860	—	$—
	10/11/2018	1,500	(3)	$72,645	1,500	$72,645

(1)	The market value is based on the closing price of the Company’s Common Stock of $48.43 per share as of December 31, 2018.

(2)
Performance share awards vest on the third anniversary of the date of grant, provided that certain performance goals have been met at the end of the three-year measuring period. Please refer to “Compensation Discussion and Analysis” above for additional information regarding equity awards granted under our 2016 Omnibus Incentive Plan.

(3)	This standard restricted stock award vests on the third anniversary of the date of grant.

(4)	This long-term retention restricted stock award vests in increments upon the executive reaching 60 (25% vests), 63 (25% vests) and 65 (balance vests) years of age.

The following table provides additional information relating to the vesting of standard restricted stock and performance shares previously granted to the named executive officers during the year ended December 31, 2018. None of the named executive officers has outstanding options to purchase shares of Company Common Stock.

Stock Vested for 2018

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Lawrence I. Sills	3,906	$172,528
Eric P. Sills	2,441	$107,819
James J. Burke	3,662	$161,751
Dale Burks	2,441	$107,819
Carmine J. Broccole	2,441	$107,819

(1)
The market value of the restricted stock and the performance shares is based on the closing price of the Company’s Common Stock on the vesting date of such stock awards, which was $44.17 per share on October 12, 2018.

The following table shows the aggregate earnings and balances for each of our named executive officers under our Supplemental Executive Retirement Plan as of December 31, 2018.

Nonqualified Deferred Compensation for 2018

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distribution	Aggregate Balance at Last FYE
Lawrence I. Sills	$149,531	$51,232	$(351,042)	$—	$7,568,874
Eric P. Sills	34,140	83,157	(29,985)	—	361,622
James J. Burke	—	82,576	(133,682)	—	1,111,276
Dale Burks	—	53,831	(47,027)	—	467,609
Carmine J. Broccole	—	47,459	(31,596)	—	348,419

(1)	The amounts shown in this column reflect amounts contributed in 2018.

(2)
Earnings are not above market and therefore are not reportable in the Summary Compensation Table. See “Severance and Change of Control Arrangements—Supplemental Executive Retirement Plan (SERP)” below for further information.

The following table presents information on our existing equity plans as of December 31, 2018, under which shares of the Company’s Common Stock are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	870,041	(1)	$34.59	493,121	(2)
Equity compensation plans not approved by security holders	─		─	─

All plans	870,041	(1)	$34.59	493,121	(2)

(1)
Represents shares covered by outstanding unvested awards of restricted stock (standard awards and long-term retention awards) and performance shares issuable under our 2006 Omnibus Incentive Plan and 2016 Omnibus Incentive Plan.

(2)	Represents shares of the Company’s Common Stock issuable under our 2016 Omnibus Incentive Plan.

Pay Ratio

The median of the annual compensation paid by the Company during fiscal year 2018 to all employees is estimated to be approximately $32,332 (referred to as the “2018 Median Compensation”). The ratio of the 2018 Median Compensation to the annual compensation paid by the Company to Eric P. Sills, our Chief Executive Officer and President, during fiscal year 2018, which is described in the Summary Compensation Table for 2018 above, is estimated to be one to thirty-two.

We identified our median employee as of December 31, 2017, using payroll records that reflected total wages and other compensation paid to our employees during fiscal year 2017, as reported to the U.S. Internal Revenue Service on Form W-2 and the equivalent for our non-U.S. employees. Adjustments were made to annualize the compensation of all permanent employees (full-time or part-time) who were employed for less than the full fiscal year, and to convert to U.S. dollars any compensation paid to our employees in currencies other than U.S. dollars using the relevant exchange rate at year-end.

We believe that there have been no changes in our employee population or employee compensation arrangements that would significantly impact our pay ratio for 2018. Nevertheless, we believe that it would not be appropriate to use the same median employee that we identified for 2017 as our median employee for 2018 because the original median employee’s compensation significantly increased for 2018, and the increase would result in a significant change in our pay ratio for 2018. Therefore, for purposes of determining the 2018 Median Compensation, we identified another employee whose compensation was substantially similar to the original median employee’s compensation. The resulting ratio is a reasonable estimate calculated in a manner consistent with the compensation disclosure rules of the Securities and Exchange Commission.

Severance and Change of Control Arrangements

Severance Compensation Agreement

In December 2001, we entered into a Severance Compensation Agreement with James J. Burke. Mr. Burke’s Severance Compensation Agreement provides that if a change in control of the Company occurs and, within 12 months thereafter, Mr. Burke’s employment is terminated by the Company without cause or by Mr. Burke for certain specific reasons, then he will receive severance payments and certain other benefits. The specific reasons which allow Mr. Burke to resign and receive the benefits are: (1) a reduction in status, position or reporting responsibility; (2) a reduction in his annual rate of base salary; and (3) relocation of more than 15 miles from the Company’s current office.

If Mr. Burke resigns for one of the specific reasons, or is terminated without cause, he will be entitled to receive: (1) a severance payment equal to three times his base salary plus standard bonus, payable over a two year period on a pro rata, semi-monthly basis; (2) continued participation for a period of 36 months in group medical, dental and/or life insurance plans; (3) exclusive use of a company automobile for the duration of the lease then in effect; and (4) outplacement services.

For purposes of the agreement, a change in control of the Company means the occurrence of any of the following events: (1) a sale of all or substantially all of the assets of the Company to any person or group other than certain designated individuals; or (2) any person or group, other than certain designated individuals, become the beneficial owner or owners of more than 50% of the total voting stock of the Company, including by way of merger, consolidation or otherwise.

Retention Bonus and Insurance Agreements

In December 2006, the Company entered into a Retention Bonus and Insurance Agreement with James J. Burke, which provided, among other things, that (1) Mr. Burke will remain an employee of the Company for a term of not less than three additional years after he reaches the age of 60 (the “Extension Period”); (2) Mr. Burke will receive additional compensation comprised of one year’s salary plus any applicable bonus at par payable in a lump sum; and (3) Mr. Burke will receive an extension of his life insurance policy during the Extension Period. The additional compensation payable under the agreement would have been forfeited in the event that Mr. Burke’s employment terminated for any reason, other than a disability, in which case Mr. Burke would have been entitled to a pro rata bonus calculated as provided in the agreement. In 2019, upon completing three years of service after reaching age 60, Mr. Burke received his full payout under the agreement. See Summary Compensation Table for further information. The Company has no further obligations to Mr. Burke under the agreement.

Supplemental Executive Retirement Plan (SERP)

The Company has established a Supplemental Executive Retirement Plan (SERP) for our executive officers and other eligible employees. The purpose of this plan is to enable the Company to supplement the benefits under the Company’s Profit Sharing 401(K) Capital Accumulation Plan as well as to provide a means whereby certain amounts payable by the Company to our executive officers may be deferred to some future period. To the extent that an eligible employee retires or is terminated, their accounts in the SERP shall be paid either in a lump sum or over a period of time, at the election of the employee. In the event of a change of control of the Company, the Company shall, as soon as possible, but in no event longer than 60 days following the change of control event, make an irrevocable contribution to a rabbi trust established under the plan in an amount that is sufficient to pay each SERP participant or beneficiary the benefits to which SERP participants or their beneficiaries would be entitled pursuant to the terms of the SERP as of the date on which the change of control event occurred. Upon a change of control event, each participant’s account shall be fully vested.

Supplemental SERP

The Company maintains an unfunded Supplemental SERP. The benefits under this plan are in addition to any benefits payable to participants under the Company’s Profit Sharing 401(K) Capital Accumulation Plan and SERP. As of the date of this Proxy Statement, there are no participants in the Supplemental SERP.

2016 Omnibus Incentive Plan

As previously discussed under “Compensation Discussion and Analysis” above, we grant our named executive officers shares of restricted stock. Under the terms of the 2016 Omnibus Incentive Plan, any unvested shares of restricted stock will immediately vest upon death, retirement at or after the age of 65, total disability, or upon a change in control of the Company. For purposes of the Incentive Plan, a “change of control” means any of the following events:

(a)	Any person, other than certain designated persons, becomes the beneficial owner of 30% or more of the total voting stock of the Company;

(b)	Individuals who constituted the Board as of May 19, 2016 cease for any reason to constitute at least a majority of the Board, other than in certain circumstances;

(c)
Consummation of a reorganization, merger, or consolidation of the Company, in each case unless, all or substantially all of the beneficial owners of the Company before such event hold more than 50% of the voting stock after such event; or

(d)
Any person, other than certain designated persons, acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company.

The following table shows the estimated benefits payable to our named executive officers following both a change in control of the Company and a hypothetical termination of employment as of December 31, 2018 under the severance and change in control arrangements discussed immediately above.

Estimated Benefits upon Termination Following a Change in Control

Name	Severance Compensation Agreement Amount (1)	SERP Amount (2)	Early Vesting of Restricted Stock (3)	Other (4)	Total
Lawrence I. Sills	$ ─	$7,568,874	$290,580	$ ─	$7,859,454
Eric P. Sills	─	361,622	1,695,050	─	2,056,672
James J. Burke	2,898,000	1,111,276	290,580	93,843	4,393,707
Dale Burks	─	467,609	2,106,705	─	2,574,314
Carmine J. Broccole	─	348,419	2,034,060	─	2,382,479

(1)	This amount represents three times the sum of the executive officer’s 2018 base salary and standard bonus and would be payable over a two year period on a semi-monthly basis.

(2)
This amount represents contributions under the SERP that would be made upon a change of control. Absent a change of control, if the executive officer retired or was terminated at December 31, 2018, this amount would be paid either in a lump sum or over a period of time, at the election of the officer.

(3)
This amount represents the closing price of our Common Stock on December 31, 2018 of $48.43 per share multiplied by the outstanding number of shares of restricted stock for each executive as follows: Lawrence Sills – 6,000 shares; Eric P. Sills – 35,000 shares; James Burke – 6,000 shares, Dale Burks – 43,500 shares; and Carmine Broccole – 42,000 shares. Absent a change of control, if Lawrence I. Sills resigned or retired at December 31, 2018, his restricted stock award would immediately vest under the terms of the award because the executive officer has reached the age of 65.

(4)
For James J. Burke, this amount represents Company payments for (a) group medical, dental and/or life insurance plans for a 36 month period, (b) use of a company automobile for the duration of the lease then in effect, and (c) the cost of outplacement services, pursuant to the terms of the Severance Compensation Agreement.

Risk Considerations in our Compensation Program

Our Compensation and Management Development Committee has analyzed the concept of risk as it relates to our compensation program for all employees. The Committee does not believe our compensation program encourages excessive or inappropriate risk taking because the Company does not use highly leveraged incentives that drive risky short-term behavior. As we discussed previously with respect to our named executive officers in the Compensation Discussion and Analysis, we structure our incentive bonus programs and equity award programs to promote the creation of long-term value and discourage behavior that leads to excessive risk:

•
We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the Company’s stock price so that employees do not feel pressured to focus exclusively on stock price performance to the detriment of other important business goals. The variable (cash bonus and equity) portions of compensation are designed to reward both short-term and long-term corporate performance. For short-term performance, our cash bonus is awarded based on the achievement of both company-level financial objectives and management performance goals. For long-term performance, our restricted stock and performance share awards vest over three years or a longer period of time.

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We cap our annual cash incentive awards at 200% of the applicable target, which we believe also mitigates excessive risk taking by limiting payouts. Moreover, any awards in excess of the 200% target may be carried into the following year but is subject to the risk of forfeiture depending upon the following year’s performance. With respect to company-level financial performance awards, since bonuses are based on overall corporate performance, rather than individual performance, the ability of an individual executive to increase his or her own bonus compensation through excessive risk taking is constrained.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy relating to the review, approval or ratification of transactions between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or five percent or greater stockholder of the Company since the beginning of the last fiscal year and their immediate family members. The Company’s policies and procedures apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

Our policy requires that all related person transactions be disclosed to the Nominating and Corporate Governance Committee (with respect to directors) or the Audit Committee (with respect to executive officers). The applicable Committee then reviews the material facts of such related person transactions and either approves or disapproves of the entry into or ratifies the related person transaction. In determining whether to approve or ratify a related person transaction, the applicable Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, our policy provides that any related person transaction may be consummated or continue if (1) the transaction is approved by the disinterested members of the Board or (2) the transaction involves compensation approved by the Company’s Compensation and Management Development Committee. No director shall participate in the approval of a transaction for which he or she is the related person but may participate in any discussion regarding such transaction if requested by the Chair of the applicable Committee.

The Nominating and Corporate Governance Committee reviewed and approved of the Company’s entry into a consulting agreement in April 2016 with John P. Gethin, a director of the Company, and our former Chief Operating Officer (the “2016 Agreement”). Pursuant to the 2016 Agreement, Mr. Gethin has advised our senior management, primarily in the development of customer relationships and corporate strategy. In consideration for such services, Mr. Gethin received a monthly consulting fee of approximately $44,000, the reimbursement of reasonable and customary out-of-pocket expenses incurred in performing such services, and a monthly allowance for leasing an automobile and reimbursement of related expenses. The 2016 Agreement expired pursuant to its terms in March 2018.

In April 2018, the Nominating and Corporate Governance Committee reviewed and approved of the Company’s entry into a second consulting agreement with Mr. Gethin (the “2018 Agreement”) on substantially all of the same terms as the 2016 Agreement, except that the monthly consulting fee has been reduced to approximately $8,333. The term of the 2018 Agreement was for an initial period of one year, and renews automatically in April for successive one-year periods, subject to termination by either the Company or Mr. Gethin at any time, with or without cause, on ninety days’ advance written notice.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Committee is currently comprised of eight directors who are “independent” as defined under the listing standards of the New York Stock Exchange. The Committee met four times in 2018 and operates under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Audit Committee also reviewed with KPMG LLP, the Company’s independent registered public accounting firm, that is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting, and such other matters as are required to be discussed with the Committee under the auditing standards of the Public Company Accounting Oversight Board, including the scope of the auditor’s responsibilities and whether there are any significant accounting adjustments or any disagreements with management. In addition, the Committee discussed with KPMG LLP the auditors’ independence from management and the Company, including the matters in the auditors’ written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence.

The Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Audit Committee

William H. Turner (Chair)	Alisa C. Norris
Pamela Forbes Lieberman	Frederick D. Sturdivant
Patrick S. McClymont	Richard S. Ward
Joseph W. McDonnell	Roger M. Widmann

Stockholder Proposals for the 2020 Annual Meeting

To be considered for inclusion in next year’s Proxy Statement pursuant to the provisions of Rule 14a-8 of the Exchange Act, stockholder proposals must be received at the Company’s offices no later than the close of business on December 18, 2019. Proposals should be addressed to Carmine J. Broccole, Secretary, Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York 11101.

For any stockholder proposal that is not submitted for inclusion in the next year’s Proxy Statement, but is instead sought to be presented directly at the 2020 annual meeting, rules of the Securities and Exchange Commission permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before close of business on March 2, 2020, and advises stockholders in the 2020 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on March 2, 2020. Notice of intention to present proposals at the 2020 annual meeting should be addressed to Carmine J. Broccole, Secretary, Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York 11101.

Annual Report on Form 10-K

The Company’s 2018 Annual Report has been mailed to stockholders. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 is included in the 2018 Annual Report and will also be furnished to any stockholder who requests the same free of charge (except for exhibits thereto for which a nominal fee covering reproduction and mailing expenses will be charged). Requests should be addressed to the Secretary of the Company at 37-18 Northern Blvd., Long Island City, NY 11101. The 2018 Annual Report is also available at our website at www.smpcorp.com under “Investor Relations – Financial Reporting – Annual Reports.”

Other Matters

On the date this Proxy Statement went to press, management knew of no other business that will be presented for action at the Annual Meeting. In the event that any other business should come before the Annual Meeting, it is the intention of the proxy holders named by proxy to take such action as shall be in accordance with their best judgment.

By Order of the Board of Directors

/s/ Carmine J. Broccole

Carmine J. Broccole
Senior Vice President
General Counsel and Secretary

Dated: April 16, 2019

STANDARD MOTOR PRODUCTS, INC. 37-18 NORTHERN BOULEVARD LONG ISLAND CITY, NY 11101 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/15/2019 for shares held directly and by 11:59 P.M. ET on 05/13/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/15/2019 for shares held directly and by 11:59 P.M. ET on 05/13/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors 0 0 0 Nominees 01) John P. Gethin 02) Pamela Forbes Lieberman 03) Patrick S. McClymont 04) Joseph W. McDonnell 05) Alisa C. Norris 06) Eric P. Sills 07) Lawrence I. Sills 08) William H. Turner 09) Richard S. Ward 10) Roger M. Widmann The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. 0 0 0 3. Approval of non-binding, advisory resolution on the compensation of our named executive officers. 0 0 0 NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before For address change/comments, mark here. (see reverse for instructions) 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com STANDARD MOTOR PRODUCTS, INC. Annual Meeting of Stockholders May 16, 2019 at 2:00 p.m. This proxy is solicited by the Board of Directors The undersigned stockholder(s) of STANDARD MOTOR PRODUCTS, INC. (the “Company”) hereby appoint(s) ERIC P. SILLS, JAMES J. BURKE and DALE BURKS as Proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and vote, as designated on this Proxy, all of the shares of the Company’s Common Stock held of record by the undersigned on April 5, 2019 at the Annual Meeting of Stockholders of the Company, to be held at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, NY 10178, on May 16, 2019, or at any adjournment thereof. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR ALL” OF THE NOMINEES LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSALS NO. 2 AND 3. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side